Exhibit 10.1

THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT

This Restructuring Support and Lock-Up Agreement (including all exhibits and schedules attached hereto, in accordance with Section 2, this “Agreement”)(1) is made and entered into as of June 12, 2017, by and among the following parties (each party described in sub-clauses (i) through (iv), a “Party” and, collectively, the “Parties”):

i.                  GenOn Energy, Inc. (“GenOn”), GenOn Americas Generation LLC (“GAG”), and certain of their directly and indirectly-owned subsidiaries listed on the signature pages hereto (collectively, the “Debtors”);

ii.               NRG Energy, Inc. (“NRG”), in its capacity as both a holder of interests in GenOn (“GenOn Interests”) and as a holder of claims under that certain Revolving Credit Agreement (the “Revolving Credit Facility”) dated December 12, 2012, among NRG Energy, Inc., GenOn, and NRG Americas, Inc. (such claims, the “Revolving Credit Claims”);

iii.            the undersigned holders or investment advisors or managers of discretionary accounts holding GenOn 7.875% Senior Notes due 2017, GenOn 9.50% Senior Notes due 2018, and GenOn 9.875% Senior Notes due 2020 (collectively, the “GenOn Notes, and such claims on account thereof, the “GenOn Notes Claims”), including any Permitted Transferee (as defined below) of such claims in accordance with Section 6 of this Agreement (collectively, the “Consenting GenOn Noteholders”); and

iv.           the undersigned holders or investment advisors or managers of discretionary accounts holding GAG 8.50% Senior Notes due 2021 and GAG 9.125% Senior Notes due 2031 (collectively, the “GAG Notes,” and such claims on account thereof, the “GAG Notes Claims”), including any Permitted Transferee (as defined below) of such claims in accordance with Section 6 of this Agreement (collectively, the “Consenting GAG Noteholders,” and together with the Consenting GenOn Noteholders, the “Consenting Noteholders”).

(1)         Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the restructuring term sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”), subject to Section 2 hereof.

RECITALS

WHEREAS, the Parties have negotiated certain restructuring and recapitalization transactions with respect to the Debtors’ capital structure, including the Debtors’ respective obligations under the Revolving Credit Facility, the GenOn Notes, and the GAG Notes consistent with the terms set forth in the Restructuring Term Sheet (the “Restructuring”);

WHEREAS, the Backstop Parties have committed to provide a backstop for the New Secured Notes Offering (the “Backstop Financing”) to consummate the Restructuring;

WHEREAS, the Parties have engaged in arm’s-length, good faith discussions on the agreed cancellation of the GenOn Interests and the settlement and release of claims consistent with the terms set forth in the Settlement Term Sheet attached as Exhibit 2 to the Restructuring Term Sheet (such settlement, the “Settlement”);

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court in which the Chapter 11 cases are commenced (the “Bankruptcy Court”) to obtain Bankruptcy Court approval of the Settlement and effect the Restructuring through a prepackaged or pre-negotiated chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”), all of which shall be on the terms and conditions described in this Agreement (such transactions, the “Restructuring Transactions”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.                                          Agreement Effective Date. This Agreement shall become effective and binding upon the Debtors and each other Party, at 12:01 a.m., prevailing Eastern Time, on the first date on which: (a) (i) the Debtors shall have executed and delivered counterpart signature pages of this Agreement to NRG and counsel to the Consenting Noteholders, (ii) NRG shall have executed and delivered counterpart signature pages of this Agreement to the Debtors and counsel to the Consenting Noteholders, (iii) holders of at least 50.1% of the outstanding principal amount of the GAG Notes Claims (in each case determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors and NRG counterpart signature pages of this Agreement, and (iv) holders of at least 50.1% of the outstanding principal amount of the GenOn Notes Claims (in each case determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors and NRG counterpart signature pages of this Agreement; and (b) the Backstop Parties and GenOn shall have executed a commitment letter for the Backstop Financing (such date, the “Agreement Effective Date”); provided, that any holder

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of GenOn Notes Claims or any holder of GAG Notes Claims may execute and deliver to the Debtors and NRG a counterpart signature page of this Agreement after the Agreement Effective Date and prior to the Petition Date, and thereby become a Consenting Noteholder hereunder. For the avoidance of doubt, the obligations and rights of the Consenting Noteholders, NRG, and the Debtors described in this Agreement shall apply to any claims acquired by any Consenting Noteholders in accordance with this Agreement.

Section 2.                                          Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern; provided, however, that this Agreement (without reference to the exhibits) may be interpreted with reference to the definitions set forth in the exhibits, to the extent such terms are used herein.

Section 3.                                          Definitive Documentation.

(a)                                 The definitive documents and agreements (collectively, the “Restructuring Documents”) consist of any material document relating to the Restructuring Transactions, including:

(i)                                     the documents and agreements governing any LC Facility to be procured by the Debtors for replacement letters of credit during the Chapter 11 Cases;

(ii)                                  the Plan;

(iii)                               an order confirming the Plan (the “Confirmation Order”);

(iv)                              the Disclosure Statement, the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement, and the order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);

(v)                                 a settlement agreement and any other documents necessary to effectuate the Settlement (the “Settlement Agreement”), to the extent the terms therein are not incorporated into the Plan, the Plan Supplement, or the Confirmation Order;

(vi)                              all other documents that will compose the Plan Supplement, except as provided herein;

(vii)                           the documents and agreements for the Exit Financing;

(viii)                        the Backstop Commitment Letter and the other documents and agreements governing the Backstop Financing (collectively, the “Backstop Agreements”) and the order approving the Backstop Agreements, which order may, for the avoidance of doubt, be the Confirmation Order (the “Backstop Approval Order”);

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(ix)                              the documents and agreements governing the procedures and arrangements for the solicitation of the New Secured Notes Offering (collectively, the “Notes Offering Procedures”) and the order approving the New Secured Notes Offering, which order may, for the avoidance of doubt, be the Disclosure Statement Order (the “Notes Offering Approval Order”);

(x)                                 the Tax Matters Agreement;

(xi)                              the Transition Services Agreement;

(xii)                           the Pension Indemnity Agreement;

(xiii)                        the Cooperation Agreement; and

(xiv)                       any documents or agreements for the governance of the Reorganized Debtors following the conclusion of the Chapter 11 Cases, including any constituent documents, certificates of incorporation, bylaws, or other shareholder or unitholder arrangements.

(b)                                 The Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including the Restructuring Term Sheet, the Settlement Term Sheet, and forms of each exhibit annexed to the Restructuring Term Sheet and the Settlement Term Sheet, and shall otherwise be in form and substance reasonably acceptable to each of the Debtors, NRG, and the Required Consenting Noteholders; provided, that the Restructuring Documents set forth in Sections 3(a)(vii), (viii), and (ix) shall be in form and substance acceptable to the Backstop Parties, the Restructuring Documents set forth in Sections 3(a)(i), (vi), (x), (xi), (xii), (xiii), and (xiv) shall be in form and substance reasonably acceptable to the GenOn Steering Committee, and the Restructuring Documents set forth in Section 3(a)(vi) shall be in form and substance reasonably acceptable to the GAG Steering Committee.(2) The Debtors shall use commercially reasonable efforts to provide draft copies of all Restructuring Documents at least three (3) business days prior to the date when the Debtors intend to file any such Restructuring Document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) to counsel to the Consenting Noteholders and counsel to NRG. As used herein, the term “Required Consenting Noteholders” means, at any relevant time, each of (i) Consenting Noteholders holding more than 50.0% by principal amount outstanding of the GenOn Notes Claims held by the Consenting Noteholders (the “Required Consenting GenOn Noteholders”), and (ii) Consenting Noteholders holding more than 50.0%

(2)         For purposes of this Agreement, consent of or acceptance by: (i) the GenOn Steering Committee shall be deemed to be given upon the consent of two-thirds in number of the GenOn Steering Committee members holding more than two-thirds of the GenOn Notes Claims held by all members of the GenOn Steering Committee, subject to a mutually agreed process among the members of the GenOn Steering Committee for addressing potential conflicts of interest; and (ii) the GAG Steering Committee shall be deemed to be given upon the consent of two-thirds in number of the GAG Steering Committee members holding more than two-thirds of the GAG Notes Claims held by all members of the GAG Steering Committee, subject to a mutually agreed process among the members of the GAG Steering Committee for addressing potential conflicts of interest.

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by principal amount outstanding of the GAG Notes Claims held by the Consenting Noteholders (the “Required Consenting GAG Noteholders”).

Section 4.                                          Milestones.

(a)                                 The following milestones (the “Milestones”) shall apply to this Agreement, unless extended or agreed to in writing by counsel to the Debtors and the Required Consenting GenOn Noteholders; provided, that any extension of the Milestone relating to the Backstop Approval Order shall require the agreement in writing of counsel to the Backstop Parties; provided, further, that any extension of the Milestones set forth in Sections 4(a)(i), (iii), (vi), and (viii) shall require the agreement in writing by counsel to the Required Consenting GAG Noteholders:

(i)                                     the Petition Date shall have occurred no later than June 15, 2017;

(ii)                                  no later than 15 days after the Petition Date, the Debtors shall file the Plan, the Disclosure Statement, and the motion to approve the Disclosure Statement;

(iii)                               no later than 15 days after the Petition Date, the Debtors shall file the motion to authorize the Debtors to solicit participation in the New Secured Notes Offering and to approve the Notes Offering Procedures;

(iv)                              the Debtors shall commence, subject to the availability of the Bankruptcy Court, a hearing on approval of the Disclosure Statement Order and the Notes Offering Approval Order no later than 60 days after the Petition Date, and the Bankruptcy Court shall have entered the Disclosure Statement Order and the Notes Offering Approval Order no later than 90 days after the Petition Date;

(v)                                 no later than 15 days after entry of the Disclosure Statement Order, the Debtors shall have commenced the solicitation of votes on the Plan;

(vi)                              the Bankruptcy Court shall have entered the Backstop Approval Order no later than 150 days after the Petition Date;

(vii)                           the Debtors shall commence, subject to the availability of the Bankruptcy Court, a hearing on confirmation of the Plan and entry of the Confirmation Order, which shall also be an order approving the Settlement and the Settlement Agreement, to be held on a date that is no later than 60 days after entry of the Disclosure Statement Order, and the Bankruptcy Court shall have entered the Confirmation Order no later than 150 days after the Petition Date; and

(viii)                        the effective date of the Plan (the “Plan Effective Date”) shall have occurred no later than the earlier of (a) 15 days after entry of the Confirmation Order, and (b) 180 days after the Petition Date; provided, that, if regulatory approvals associated with the Restructuring Transactions remain pending as of such date, the Plan Effective Date shall have occurred no later than the earlier of (y) 45 days after entry of the Confirmation Order, and (z) 210 days after the Petition Date (the “Outside Date”).

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Section 5.                                          Commitments Regarding the Restructuring Transactions.

5.01.                     Commitment of the Consenting Noteholders.

(a)                                 During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 11.06) (such period, the “Effective Period”), each of the Consenting Noteholders shall:

(i)                                     in good faith negotiate definitive documentation for the Restructuring Transactions and Settlement, including the Restructuring Documents, which will contain terms consistent with this Agreement, the Restructuring Term Sheet, and the Settlement Term Sheet;

(ii)                                  support, and in good faith take all actions necessary or reasonably requested by the Debtors and NRG, to obtain entry of the order approving the Settlement and the Settlement Agreement (the “Settlement Order”);

(iii)                               not directly or indirectly (A) object to, delay, impede, or take any other action to interfere with or delay the acceptance, implementation, or consummation of the Restructuring Transactions and the Settlement, (B) propose, file, support, or vote for any restructuring, workout, plan of arrangement, settlement, or plan of reorganization for the Debtors other than the Restructuring Transactions, or (C) direct the indenture trustee for the GenOn Notes (the “GenOn Notes Trustee”), the indenture trustee for the GAG Notes (the “GAG Notes Trustee”) (as applicable), and/or or any other party or person to take any action contemplated in (A) or (B) of this Section 5.01(a)(iii); provided, for the avoidance of doubt, that such efforts shall not require any Consenting Noteholder to incur any indemnification obligations in respect of such request or otherwise;

(iv)                              use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.01(a)(iii), including by directing the GenOn Notes Trustee and/or the GAG Notes Trustee to join in such opposition; provided, for the avoidance of doubt, that such efforts shall not require any Consenting Noteholder to incur any indemnification obligations in respect of such request or otherwise;

(v)                                 subject to the receipt by such Consenting Noteholder of the Disclosure Statement and the Solicitation Materials, in each case, and solely to the extent applicable, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code:

(A)                               vote each of its claims against the Debtors (including each of its GenOn Notes Claims, GAG Notes Claims, and any other claims against the Debtors, such claims, collectively, the “Consenting Noteholder Claims”) to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot in accordance with any solicitation procedures approved by the Bankruptcy Court (if such approval is required prior to solicitation); and

(B)                               not change, withdraw, or revoke (or cause to be changed, withdrawn, or revoked) such vote;

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(vi)                              except to the extent expressly contemplated under the Plan or this Agreement, it will not, and will not direct the GenOn Notes Trustee and/or the GAG Notes Trustee (as applicable) or any other person, to exercise any right or remedy for the enforcement, collection, or recovery of any of the GenOn Notes Claims or the GAG Notes Claims, and any other claims against any direct or indirect subsidiaries of the Debtors that are not Debtors; provided, however, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement or the Restructuring Documents; and

(vii)                           as promptly as practicable after the Agreement Effective Date, use commercially reasonable efforts to cause the Noteholder Litigation, to be stayed or otherwise held in abeyance until a Termination Date (as defined in Section 11.06), and agree that the running of any statute of limitations or other legal or equitable time-related defense with respect to all claims that have been or could have been asserted against the NRG Parties in the Noteholder Litigation that has not already run, elapsed or expired as of the date of this Agreement is tolled and suspended during the Effective Period; provided, that this commitment shall not apply to Consenting Noteholders that are not plaintiffs in the Noteholder Litigation and who do not hold GenOn Notes that are represented in the Noteholder Litigation by the GenOn Notes Trustee or GAG Notes that are represented in the Noteholder Litigation by the GAG Notes Trustee; provided, further, for the avoidance of doubt, that such efforts shall not require any Consenting Noteholder to incur any indemnification obligations in respect of such request or otherwise.

(b)                                 The foregoing sub-clause (a) of this Section 5.01 will not limit any of the following Consenting Noteholder rights:

(i)                                     under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case provided that such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and do not hinder, delay, or prevent consummation of the Restructuring Transactions;

(ii)                                  under any applicable credit agreement, indenture, other loan document, or applicable law, or constitute a waiver or amendment of any provision thereof provided that such rights are not inconsistent with the terms of this Agreement solely during the time in which this Agreement is in effect;

(iii)                               to purchase, sell or enter into any transactions in connection with the GenOn Notes Claims and/or the GAG Notes Claims, subject to the terms hereof;

(iv)                              to consult with other Consenting Noteholders, NRG, the Debtors, or any other party in interest in the Chapter 11 Cases;

(v)                                 to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents;

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(vi)                              to exercise any right or remedy against, or any right to collect or recover from, GenMA or REMA; provided that, for the avoidance of doubt, the foregoing shall not permit the exercise of any right or remedy against, or any right to collect or recover from, GenOn, GAG, or any other Debtor;

(vii)                           to take any actions with respect to disputes regarding the form or substance of the Restructuring Documents; or

(viii)                        based on the advice of counsel, which may be in-house counsel, to take any action required by applicable law or regulation or the governing documents of such Consenting Noteholder or refrain from taking any action prohibited under applicable law or regulation or the governing documents of such Consenting Noteholder.

5.02.                     Commitment of NRG

(a)                                 During the Effective Period, NRG shall:

(i)                                     provide an LC Facility, subject to the terms of definitive documentation reasonably acceptable to NRG, during the Chapter 11 Cases to the extent requested and not directly or indirectly object to, delay, impede, or take any other action to interfere with or delay the acceptance, implementation, or consummation of an LC Facility, whether provided by NRG or otherwise, including any motions filed or orders entered in connection therewith;

(i)                                     in good faith negotiate definitive documentation for the Restructuring Transactions and Settlement, including the Restructuring Documents, which will contain terms consistent with this Agreement, the Restructuring Term Sheet, and the Settlement Term Sheet;

(ii)                                  support, and in good faith take all actions necessary or reasonably requested by the Debtors or by the Consenting Noteholders, to obtain entry of the Settlement Order;

(iii)                               in good faith take all actions necessary or reasonably requested by the Debtors or the GenOn Consenting Noteholders to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(iv)                              subject to the receipt by NRG of the Disclosure Statement and the Solicitation Materials, in each case, and solely to the extent applicable, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code:

(A)                               vote each of its claims against the Debtors (such claims, collectively, the “NRG Claims”) to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot in accordance with any solicitation procedures approved by the Bankruptcy Court (if such approval is required prior to solicitation); and

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(B)                               not change, withdraw, or revoke (or cause to be changed, withdrawn, or revoked) such vote;

(v)                                 not directly or indirectly (A) object to, delay, impede, or take any other action to interfere with or delay the acceptance, implementation, or consummation of the Restructuring Transactions, or (B) propose, file, support, or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Restructuring Transactions;

(vi)                              use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.02(a)(v);

(vii)                           perform under the Services Agreement in a manner consistent with past practice and to the same standard of performance provided to date thereunder;

(viii)                        provide to the Debtors’ and Consenting Noteholders’ advisors, and direct their employees, officers, advisors and other representatives to provide the Consenting Noteholders’ advisors, subject to applicable law, (A) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to NRG’s books, records and facilities related to the Debtors, (B) reasonable access to the management and advisors of NRG for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (C) prompt responses to all reasonable diligence requests, and (D) reasonable information with respect to all material executory contracts and unexpired leases of the Debtors;

(ix)                              permit Reorganized GenOn to solicit NRG employees who have provided Services to GenOn under the Services Agreement, subject to the conditions and limitations described in the Restructuring Term Sheet;

(x)                                 act in good faith to provide reasonable diligence to the advisors to the Consenting Noteholders and advisors to the Debtors about tax and financial information relevant to the Settlement and Restructuring Transactions, including, as promptly as practicable after the Agreement Effective Date, disclosure of NRG’s good faith estimate of any potential Worthless Stock Deduction, operational information relating to the Canal and Puente facilities, and any other reasonably requested information that is necessary to facilitate independent tax diligence and modeling by the advisors to the Debtors and advisors to the Consenting Noteholders, subject to confidentiality and legal requirements; provided, that the existing confidentiality agreements between GenOn and advisors to the Consenting Noteholders shall be deemed sufficient for the provision of the diligence described herein;

(xi)                              perform as set forth in the Settlement Term Sheet with the Debtors and the GenOn Steering Committee to address any potential material adverse impact of the Worthless Stock Deduction;

(xii)                           except to the extent expressly contemplated under the Plan or this Agreement, not exercise any right or remedy for the enforcement, collection, or recovery of the NRG Claims, and any other claims against any direct or indirect subsidiaries of the Debtors that

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are not Debtors; provided, however, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under the Restructuring Documents;

(xiii)                        not (A) take any action (or cause or permit any action to be taken) or fail to take any action with respect to or otherwise affecting tax matters of the Debtors or the Reorganized Debtors if such action or inaction would have, or could reasonably be expected to have, a material adverse effect on any of the Debtors, the Reorganized Debtors, or the Consenting Noteholders, including, but not limited to, claiming a Worthless Stock Deduction for any tax year prior to the tax year in which the Plan Effective Date occurs, or (B) enter into or create (or cause or permit the entering or creation of) any tax sharing agreements or arrangements with or among any of GenOn and its subsidiaries in a manner adverse to the Debtors, the Reorganized Debtors, or the Consenting Noteholders;

(xiv)                       prepare (or cause to be prepared) and file (or cause to be filed) all income tax returns required to be filed by any of NRG or GenOn and their respective subsidiaries in good faith and in a manner consistent with past practice in filing such tax returns;

(xv)                          not take or receive any payments from any of the Debtors outside of the ordinary course of business prior to the Petition Date; provided, for the avoidance of doubt, that during the Chapter 11 Cases, any such payments may only be made with prior Bankruptcy Court authorization;

(xvi)                       maintain all financial arrangements, formal and informal, with the Debtors, except as otherwise set forth herein or in the Restructuring Documents;

(xvii)                    facilitate the transition of operations related to the Debtors;

(xviii)                 consent to the jurisdiction of the Bankruptcy Court with respect to any disputes relating to the Settlement Agreement, the Services Agreement, the Transition Services Agreement, and any other matters pertaining to the separation of the Debtors from NRG; and

(xix)                       as promptly as practicable after the Agreement Effective Date, use commercially reasonable efforts to cause the Noteholder Litigation to be stayed or otherwise held in abeyance until a Termination Date (as defined in Section 11.06), and agree that the running of any statute of limitations or other legal or equitable time-related defense with respect to all claims that have been or could have been asserted against the NRG Parties in the Noteholder Litigation that has not already run, elapsed or expired as of the date of this Agreement is tolled and suspended during the Effective Period.

5.03.                     Commitment of the Debtors.

(a)                                 During the Effective Period, the Debtors, jointly and severally, shall:

(i)                                     within two (2) business days after the Agreement Effective Date, cause Remote Escrow Finance Vehicle LLC to exercise the special mandatory redemption of its $550 million in aggregate principal amount of 10.500% Senior Secured First Lien Notes due 2022 (the “Special Mandatory Redemption”); provided, however, that the Debtors, jointly and

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severally, shall use commercially reasonable efforts to consummate the Special Mandatory Redemption within one (1) business day after the Agreement Effective Date;

(ii)                                  use commercially reasonable efforts to, as promptly as practicable, in good faith take all steps reasonably necessary or desirable to (A) obtain orders of the Bankruptcy Court approving and authorizing the Restructuring Transactions and the Settlement, including obtaining entry of the Confirmation Order and/or the Settlement Order, (B) support and consummate the Restructuring Transactions in accordance with this Agreement, the Restructuring Term Sheet, and the Settlement Term Sheet, including the good-faith negotiation, preparation and filing within the time-frame provided herein of the Restructuring Documents, (C) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions, (D) obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions; (E) complete and consummate the Restructuring Transactions within the Milestones provided herein; and (F) operate their business in the ordinary course, taking into account the Restructuring Transactions;

(iii)                               not directly or indirectly object to, delay, impede, or take any other action to interfere with or delay or that is inconsistent with the acceptance, implementation, or consummation of the Restructuring Transactions;

(iv)                              not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Restructuring Documents in a manner that is inconsistent with this Agreement;

(v)                                 not file any pleading inconsistent with the Restructuring Transactions or the terms of this Agreement;

(vi)                              not file any pleading seeking entry of an order, and object, in a reasonable manner, to any motion filed by any other party with the Bankruptcy Court by any Person seeking the entry of an order, (A) directing the appointment of an examiner or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (1) is inconsistent with this Agreement in any respect or (2) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(vii)                           object, in a reasonable manner, to any motion filed with the Bankruptcy Court by any Person (A) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization; or (B) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on the consummation of the Restructuring Transactions;

(viii)                        provide to the Consenting Noteholders’ advisors, and direct their employees, officers, advisors and other representatives to provide the Consenting Noteholders’ advisors, subject to applicable law, (A) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books, records and facilities, (B) reasonable access to the management and advisors of the Debtors’ for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies,

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prospects and affairs, (C) prompt responses to all reasonable diligence requests, (D) the terms of any agreements regarding executive compensation, and (E) reasonable information with respect to all material executory contracts and unexpired leases of the Debtors;

(ix)                              facilitate the transition of operations related to the Debtors in accordance with the Transition Services Agreement;

(x)                                 pay all accrued and unpaid fees and expenses of the Noteholder Advisors (A) within one Business Day of the Agreement Effective Date, (B) on the Business Day prior to the Petition Date, and (C) on or before the Plan Effective Date; provided that GenOn will use commercially reasonable efforts to seek approval to pay on the current basis during the Chapter 11 Cases on terms no less favorable than the terms contained in the applicable Fee Letters, including, for the avoidance of doubt, the financing fee and completion fee payable in accordance with the terms of the Ducera Engagement Letter;

(xi)                              not enter into any key employee incentive plan, or key employee retention plan, or any similar arrangement, or any new or amended agreement regarding executive compensation, without the prior written consent of the GenOn Steering Committee, such consent not to be unreasonably withheld;

(xii)                           provide the GenOn Steering Committee with a new risk management policy to govern the Debtors’ hedging activities (the “New Risk Management Policy”) within thirty (30) days of the Petition Date, which New Risk Management Policy shall require the consent of the GenOn Steering Committee prior to implementation (such consent not to be unreasonably withheld) and thereafter consult with the GenOn Steering Committee on a monthly basis regarding the hedging program and associated outcomes; provided that until such time as the New Risk Management Policy has been implemented, the Debtors may conduct hedging in the ordinary course of business in a manner consistent with the Debtors’ existing risk management policy; provided, further that until such time as the New Risk Management Policy has been implemented, the Debtors shall not enter into any incremental hedges that extend past September 30, 2018; provided, further that, for the avoidance of doubt, the Debtors shall be entitled to offer generating capacity, regardless of tenor, in connection with any Independent System Operator or Regional Transmission Organization, or in connection with annual and/or periodic capacity auctions, without seeking prior approval of the GenOn Steering Committee;

(xiii)                        not enter into any amendment to the Revolving Credit Facility prior to the Petition Date; provided, for the avoidance of doubt, that during the Chapter 11 Cases, any amendment may only be made with prior Bankruptcy Court authorization;

(xiv)                       consult in advance with the GenOn Steering Committee and the GAG Steering Committee and not settle or compromise, and cause any Non-Debtor Subsidiaries not to settle or compromise, claims arising from, relating to, or asserted in (A) the Payment Agreement or the related draws on February 28, 2017, on letters of credit issued by NRG Americas, Inc. on behalf of GenMA pursuant to the Revolving Credit Agreement (the “Payment Agreement Dispute”), (B) that lawsuit captioned Morgantown OLI LLC, et al. v. GenOn Mid-Atlantic, LLC, et al., filed on June 8, 2017, in the Supreme Court of the State of New York, asserting claims related to, without limitation, the GenMA Cash Distribution, or (C) any other claim or lawsuit

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between or among GenMA, its creditors, and GenOn (the foregoing (A), (B), and (C) collectively, the “Leveraged Lease Disputes”), without the prior written consent of the GenOn Steering Committee and the GAG Steering Committee, such consent not to be unreasonably withheld;

(xv)                          consult in advance with the GenOn Steering Committee and the GAG Steering Committee and not enter into any agreement regarding any in-court or out-of-court restructuring or recapitalization transaction involving (A) GenMA, without the prior written consent of the GenOn Steering Committee and the GAG Steering Committee, such consent not to be unreasonably withheld; and/or (B) REMA, without the prior written consent of the GenOn Steering Committee, such consent not to be unreasonably withheld;

(xvi)                       subject to applicable law and privileges, promptly notify counsel to the Consenting Noteholders of any material governmental or third party complaints, litigations, investigations, or hearings; and

(xvii)                    as promptly as practicable after the Agreement Effective Date, use commercially reasonable efforts to cause the Delaware Litigation to be stayed or otherwise held in abeyance until a Termination Date (as defined in Section 11.06), and agree that the running of any statute of limitations or other legal or equitable time-related defense with respect to all claims that have been or could have been asserted against the NRG Parties in the Noteholder Litigation that has not already run, elapsed or expired as of the date of this Agreement is tolled and suspended during the Effective Period.

(b)                                 Nothing in this Agreement shall require the Debtors, nor the Debtors’ directors, managers, and officers, to take or refrain from taking any action (including, without limitation, terminating this Agreement under Section 11) to the extent such person or persons determines, based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, however, that it is agreed that any such action shall not limit any Party’s right of termination under Section 11 of this Agreement.

Section 6.                                          Transfer of Securities.

(a)                                 During the Effective Period, no Consenting Noteholder (each, a “Transferor”) shall sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership(3)) in the Consenting Noteholder Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest (each, an “Intended Transferee”), unless in any such instance both the Transferor and the Intended Transferee satisfy all of the following requirements (an Intended Transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):

(3)         As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Consenting Noteholder Claims or the right to acquire such claims or interests.

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(i)                                     the Intended Transferee is another Consenting Noteholder;

(ii)                                  if the Intended Transferee is not a Consenting Noteholder, the Intended Transferee executes and delivers to counsel to the Consenting Noteholders and counsel to the Debtors on the terms set forth below an executed form of the transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) before such Transfer is effective (it being understood that any Transfer shall not be effective as against the Debtors until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Debtors, in each case, on the terms set forth herein); and

(iii)                               if such Transfer shall result in the Intended Transferee holding 10% or greater of the GenOn Notes or if the Intended Transferee is a holding company under the Public Utility Holding Company Act of 2005, such Transfer shall not, in the reasonable business judgment of the Debtors, their legal and tax advisors, or the Noteholder Advisors, adversely affect the Debtors’ or the Consenting Noteholders’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions.

(b)                                 The Debtors and/or the Consenting Noteholders shall have five (5) business days from receiving the Transfer Agreement in accordance with Section 6(a)(ii) to object to such Transfer Agreement for the reasons described in Section 6(a)(iii). Failure of the Debtors and the Consenting Noteholders to object to any Transfer Agreement within five (5) business days of receiving notice of the Transfer Agreement shall be deemed a determination that the requirements of Section 6(a)(ii) have been satisfied with respect to such Transfer.

(c)                                  Notwithstanding Section 6(a), a Qualified Marketmaker(4) that acquires any Consenting Noteholder Claims subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Noteholder Claims, shall not be required to execute and deliver to counsel a Transfer Agreement in respect of such Consenting Noteholder Claims if (i) such Qualified Marketmaker subsequently transfers such Consenting Noteholder Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) business days after its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker; (ii) the transferee otherwise is a Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement); and (iii) the transfer otherwise is a Permitted Transfer. To the extent a Consenting Noteholder is acting solely in its capacity as a Qualified Marketmaker, it may effect a Transfer of any right, title, or interest in GenOn Notes or GAG Notes that the Qualified Marketmaker acquires in such capacity from a Holder who is not a Consenting Noteholder without the requirement that the transferee be a Permitted Transferee.

(4)         As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of the Debtors (or enter with customers into long and short positions in claims against the Debtors), in its capacity as a dealer or market maker in claims against the Debtors and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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(d)                                 This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Consenting Noteholder Claims; provided that (i) any Consenting Noteholder that acquires additional Consenting Noteholder Claims, as applicable, after the Agreement Effective Date shall notify the Debtors and counsel to the Consenting Noteholders of such acquisition, within three (3) business days following such acquisition, including the amount of such acquisition and (ii) such additional Consenting Noteholder Claims shall automatically and immediately upon acquisition by a Consenting Noteholder, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors or counsel to the Consenting Noteholders).

(e)                                  For the avoidance of doubt, on the Plan Effective Date, and subject in all respect to any terms set forth in the Plan and Confirmation Order, each Consenting Noteholder and Permitted Transferee shall be entitled to (i) its Pro Rata share of the GenOn Notes Cash Pool in respect of all GenOn Notes Claims held by such Consenting Noteholder or Permitted Transferee as of the distribution record date under the Plan, and (ii) its Pro Rata share of the GAG Notes Cash Pool in respect of all GAG Notes Claims held by such Consenting Noteholder or Permitted Transferee as of the distribution record date under the Plan.

(f)                                   This Section 6 shall not impose any obligation on any Debtor or NRG to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any Consenting Noteholder Claims. Notwithstanding anything to the contrary herein, to the extent the Debtors, NRG, and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed Restructuring Transactions (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(g)                                  Any Transfer made in violation of this Section 6 shall be void ab initio. Any Consenting Noteholder that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(h)                                 Notwithstanding anything to the contrary in this Section 6, the restrictions on Transfer set forth in this Section 6 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 7.                                          Representations and Warranties of the Consenting Noteholders and NRG.

7.01.                     Each Consenting Noteholder, severally, and not jointly, represents and warrants with respect to itself that:

(a)                                 it is the beneficial owner of the face amount of the Consenting Noteholder Claims, or is the nominee, investment manager, or advisor for beneficial holders of the Consenting Noteholder Claims, as reflected in such Consenting Noteholder’s signature block to

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this Agreement (such Consenting Noteholder Claims, the “Owned Consenting Noteholder Claims”);

(b)                                 it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Consenting Noteholder Claims;

(c)                                  the Owned Consenting Noteholder Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)                                 (i) it or each beneficial holder it represents herein is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor (as defined in Rule 501(a)(1), (2), (3), (5) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), (C) a Regulation S non-U.S. person, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Consenting Noteholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(e)                                  it has reviewed or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the risks inherent in the Restructuring Transactions; and

(f)                                   as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

7.02.                     NRG represents and warrants with respect to itself that:

(a)                                 it has not claimed a Worthless Stock Deduction;

(b)                                 it has not received any transfers, payments or dividends, whether directly or indirectly, from or on account of GenMA or its subsidiaries at any time from or after January 1, 2014, other than amounts paid pursuant to the Services Agreement or for other services provided by NRG or its affiliates in the ordinary course; and

(c)                                  it (i) has complied, and has caused its direct and indirect subsidiaries to comply, in all material respects with the documents governing the GenMA leveraged lease transactions, including the Participation Agreements, Facility Lease Agreements, and Trust Indenture Agreements, each as defined in the Leveraged Lease Disputes, together with any other documents related to the Leveraged Lease Disputes, and (ii) has calculated accurately and has complied with the fixed charge coverage ratios and other financial metrics governing restricted payments under the documents referred to in (i) above, in the case of both (i) and (ii) from and after December 14, 2012; provided, that the foregoing representations and warranties shall not apply to the Payment Agreement Dispute.

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Section 8.                                          Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants, with respect to itself, to each other Party:

8.01.                     Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

8.02.                     No Consent or Approval. Except as expressly provided in this Agreement, the Plan, the Restructuring Term Sheet, the Settlement Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement.

8.03.                     Power and Authority; Due Authorization. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement, and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate and, to the extent applicable, shareholder, partner or member, action.

8.04.                     Governmental Consents. Except as expressly set forth herein and with respect to the Debtors’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

8.05.                     No Conflicts. The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have an adverse effect on a material provision of any of the Restructuring Transactions.

Section 9.                                          Certain Additional Chapter 11 Matters.

9.01.                     Bankruptcy Court Pleadings and Restructuring Documents.

(a)                                 The Consenting Noteholders and NRG shall have a reasonable opportunity to review and comment on any customary first-day pleadings that the Debtors determine, in consultation with the Consenting Noteholders and NRG, are necessary or desirable to file (the “First Day Pleadings”). The Debtors shall use reasonable efforts to incorporate the comments of the Consenting Noteholders and NRG as to the First Day Pleadings.

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(b)                                 Additionally, during the Effective Period, the Debtors will use commercially reasonable efforts to provide draft copies of all material motions, pleadings, and documents other than the First Day Pleadings (except professional retention applications or fee applications) that the Debtors intend to file with the Bankruptcy Court to counsel to the Consenting Noteholders and NRG at least three (3) business days before the date on which Debtors intend to file such documents. To the extent such documents do not constitute Restructuring Documents (which shall be approved in accordance with Section 3 of this Agreement), the Debtors shall consult in good faith with counsel to the Consenting Noteholders and NRG regarding the form and substance of such documents.

Section 10.                                   Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Debtors will not solicit acceptances of any Plan from NRG or the Consenting Noteholders in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 11.                                   Termination Events.

11.01.              Consenting Noteholder Termination Events. Either the Required Consenting GenOn Noteholders, on behalf of all Consenting GenOn Noteholders, or the Required Consenting GAG Noteholders, on behalf of all Consenting GAG Noteholders, may terminate this Agreement, in each case, upon five (5) business days written notice, delivered in accordance with Section 13.09 hereof, by such Required Consenting GenOn Noteholders or the Required Consenting GAG Noteholders to the Debtors and NRG, upon the occurrence and continuation of any of the events set forth below in clauses (a)-(n) of this Section, including without limitation, to the extent any of the events or actions set forth below occurred or were taken pursuant to Section 5.03(b). For purposes of this Section 11.01, the Required Consenting GenOn Noteholders or the Required Consenting GAG Noteholders delivering the termination notice shall be referred to as the “Terminating Consenting Noteholders,” and the Consenting Noteholders on whose behalf either the Required Consenting GenOn Noteholders or the Required Consenting GAG Noteholders have delivered a notice of termination shall be referred to as a “Terminating Consenting Class.” If termination is pursuant to Section 11.01(a) and occurs (i) prior to 15 months after the Petition Date, such termination shall be solely as to the Terminating Consenting Class or (ii) on or after 15 months after the Petition Date, such termination shall be as to all Parties. If the Required Consenting GenOn Noteholders terminate pursuant to any of Section 11.01(b)-(n), such termination shall be as to all Parties. If the Required Consenting GAG Noteholders terminate this Agreement pursuant to any of Section 11.01(b)-(n), such termination shall be as to all Parties; provided that the Required Consenting GAG Noteholders may not terminate this Agreement pursuant to Section 11.01(b) or (d) unless there is an Adverse GAG Treatment Event or it is reasonably foreseeable that an event, occurrence, or omission will result in an Adverse GAG Treatment Event. For purposes of this Section 11.01, the “GAG Agreed Treatment” means (i) the 92% Cash recovery on the GAG Notes Claims payable on the Plan Effective Date, (ii) the provision for liquidated damages at a rate of 6% per annum beginning on the date that is 180 days after the Petition Date and payable on the Plan Effective Date, and (iii) the payment on the Plan Effective Date of the GAG

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Notes Cash Pool, each as more fully set forth in the Restructuring Term Sheet. For purposes of this Agreement, “Adverse GAG Treatment Event” means (i) any alteration of the GAG Agreed Treatment, or (ii) any act by any of the Parties that has a non-de minimis effect on the Debtors’ ability to provide the GAG Agreed Treatment.

(a)                                 the failure to meet any of the Milestones;

(b)                                 the breach by any Party other than the Terminating Consenting Noteholders of any material provision set forth in this Agreement, including, for the avoidance of doubt, if a representation made herein is not true, complete and correct; provided that, for the avoidance of doubt, the sole remedy for any breach of the representations or warranties contained in Section 7.02 hereof shall be termination of this Agreement pursuant to this Section 11; provided, further that (i) such Terminating Consenting Noteholders shall transmit a notice to the Debtors, NRG, and counsel to the other Consenting Noteholders pursuant to Section 13.09 hereof, detailing any such breach and (ii) any other Consenting Noteholder may transmit a notice to any Party detailing a breach (while providing copies of such notice pursuant to Section 13.09 hereof) and, in either case, if such breach is capable of being cured, the breaching Party shall have five (5) business days after receiving such notice to cure any breach;

(c)                                  the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have the effect of preventing consummation of the Restructuring Transactions; provided that the Debtors shall have thirty (30) business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring Transactions;

(d)                                 any Debtor directly or indirectly proposes, supports, assists, solicits, or files a pleading seeking approval of any restructuring, workout, plan of arrangement, settlement, or plan of reorganization for the Debtors other than the Restructuring Transactions (or any approval of any sales, voting or other procedures in connection with such transaction) without the consent of the Required Consenting Noteholders;

(e)                                  the (i) conversion of one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code, (ii) dismissal of one or more of the Chapter 11 Cases of the Debtors, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Required Consenting Noteholders or would not have a material adverse effect on the consummation of the Restructuring Transactions; or (iii) appointment of a trustee, receiver, examiner with expanded powers, responsible person or responsible officer in the Chapter 11 Cases;

(f)                                   any of the Restructuring Documents shall have been modified or withdrawn without obtaining the requisite consent or approval required pursuant to Section 3 of this Agreement;

(g)                                  any Debtor files any motion or pleading seeking to avoid, disallow, subordinate or recharacterize any claim held by any Terminating Consenting Noteholder arising under the GenOn Notes or the GAG Notes, as applicable;

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(h)                                 entry into an agreement regarding an in-court or out-of-court restructuring or recapitalization transaction involving (A) GenMA, without the prior written consent of the GenOn Steering Committee and the GAG Steering Committee, such consent not to be unreasonably withheld; provided, that the consent of the GAG Steering Committee shall not be required to the extent such agreement is effectuated on or after the Plan Effective Date and provides that GAG shall have no liability for any breaches of such agreement prior to the Plan Effective Date, or (B) REMA, without the prior written consent of the GenOn Steering Committee, such consent not to be unreasonably withheld;

(i)                                     entry into an agreement to settle or resolve any of the Leveraged Lease Disputes without the prior written consent of the GenOn Steering Committee and the GAG Steering Committee; provided, that the consent of the GAG Steering Committee shall not be required unless such agreement or resolution results in an Adverse GAG Treatment Event or it is reasonably foreseeable that an event, occurrence, or omission will result in an Adverse GAG Treatment Event;

(j)                                    failure to consummate the Special Mandatory Redemption within two (2) business days after the Agreement Effective Date;

(k)                                 the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Debtors that would have a material adverse effect on the Restructuring Transactions, or otherwise grants relief that would have a material adverse effect on the Restructuring Transactions, without the prior written consent of the Required Consenting Noteholders;

(l)                                     failure of the Debtors, the GenOn Steering Committee, and NRG to reach an agreement that resolves any potential material adverse impact of the Worthless Stock Deduction, as set forth in the Settlement Term Sheet, by the earlier of (i) the date of entry of the Disclosure Statement Order, and (ii) October 15, 2017;

(m)                             determination by the GenOn Steering Committee that the Shared Facilities Agreement by and between NRG Canal 3 Development LLC and NRG Canal LLC, dated as of December 16, 2016, does not prevent or fully mitigate any material adverse economic impact on Canal Units 1 or 2 as result of the completion and operation of Canal Unit 3, including in light of any amendments made to the Shared Facilities Agreement on or before the Plan Effective Date; provided, however, that before such termination shall become effective, NRG shall have ten (10) business days to reasonably cure the default or other event prompting such determination; or

(n)                                 failure to resolve the Leveraged Lease Disputes in a manner acceptable to the GenOn Steering Committee and the GAG Steering Committee on or before the commencement of any hearing on confirmation of the Plan (in the case of the GAG Steering Committee, to the extent that the failure to resolve such claims would, or it is reasonably foreseeable that the failure to resolve such claims could, constitute an Adverse GAG Treatment Event).

11.02.              NRG Termination Events. This Agreement may be terminated as between NRG and the other Parties, in each case, upon five (5) business days written notice, delivered in

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accordance with Section 13.09 hereof, by NRG to the Debtors and counsel to the Consenting Noteholders, upon the occurrence and continuation of any of the following events:

(a)                                 the failure to meet any of the Milestones;

(b)                                 the breach by the Required Consenting Holders of any material provision set forth in this Agreement in a manner that is materially adverse to NRG; provided that NRG shall transmit a notice to the Debtors and counsel to the Consenting Noteholders pursuant to Section 13.09 hereof, detailing any such breach and, if such breach is capable of being cured, the breaching Party shall have five (5) days after receiving such notice to cure any breach;

(c)                                  the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any ruling or order permanently enjoining the consummation of the Settlement;

(d)                                 any Debtor directly or indirectly proposes, supports, assists, solicits, or files a pleading seeking approval of any restructuring, workout, plan of arrangement, settlement, or plan of reorganization for the Debtors other than the Restructuring Transactions (or any approval of any sales, voting or other procedures in connection with such transaction), without participation, or consent by NRG;

(e)                                  the (i) conversion of one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code or (ii) dismissal of one or more of the Chapter 11 Cases of the Debtors, unless such conversion or dismissal, as applicable, is made with the prior written consent of NRG or would not have a material adverse effect on the consummation of the Restructuring Transactions;

(f)                                   any of the Restructuring Documents shall have been materially and adversely modified, or shall have been withdrawn, without participation or consent by NRG, subject to Section 3; or

(g)                                  any Debtor files any motion seeking to avoid, disallow, subordinate or recharacterize any claim, lien, or interest held by NRG other than as contemplated as a part of the Restructuring Transactions, without participation or consent by NRG.

11.03.              Debtors’ Termination Events.  Any Debtor (each, a “Terminating Debtor”) may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 13.09 hereof, upon the occurrence of any of the following events:  (a) the Plan Effective Date shall not have occurred by the Outside Date; (b) the breach by the Required Consenting Noteholders of any material provision set forth in this Agreement in a manner adverse to the Debtors; provided that such Terminating Debtor shall transmit a notice to NRG and counsel to the Consenting Noteholders pursuant to Section 13.09 hereof, detailing any such breach and, if such breach is capable of being cured, the breaching Party shall have five (5) business days after receiving such notice to cure any breach; (c) the board of directors, board of managers, or a similar governing body of any Debtor determines in good faith, based on advice of counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with applicable law or fiduciary obligations under applicable law, provided, that the Debtors shall promptly notify the Consenting Noteholders of such determination in writing; (d)

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the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any ruling or order permanently enjoining the consummation of a material portion of the Restructuring Transactions.

11.04.              Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the Debtors, NRG, and the Required Consenting Noteholders.

11.05.              Termination Upon Completion of the Restructuring Transaction.  This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

11.06.              Effect of Termination.  No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein.  The date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, 11.04, and 11.05 and shall be referred to as a “Termination Date.”  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, agreements, representations, and warranties under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise, and each Consenting Noteholder shall be provided an opportunity after such Termination Date to tender a new consent or ballot and shall be allowed to vote each of its Consenting Noteholder Claims to accept or reject the Plan and make any associated elections or opt-outs.  Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Debtors, NRG, or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against NRG and any Consenting Noteholder, (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against NRG or any Debtor or Consenting Noteholder, and (c) any right of NRG, or the ability of NRG, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Consenting Noteholder.  Nothing in this Section 11.06 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 11.03(c).  The Debtors hereby irrevocably waive the right to claim or assert that the termination of this Agreement in accordance with its terms by NRG, the Required Consenting GenOn Noteholders, or the

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Required Consenting GAG Noteholders violates the automatic stay (as set forth in section 362 of the Bankruptcy Code).  Notwithstanding anything herein to the contrary, the Parties’ obligations under Sections 11.07 and 11.08 shall survive any termination of this Agreement.

11.07.              Termination Before Entry of Settlement Order.  From and after the date that is 180 days after the Petition Date (or such later date after 180 days after the Petition Date when confirmation of a plan incorporating the Settlement is not pending), if this Agreement is terminated before the entry of the Settlement Order for any reason (other than pursuant to Section 11.05), the Debtors shall promptly file, and NRG and the Consenting Noteholders shall use commercially reasonable efforts to support, a motion pursuant to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Settlement Order, and NRG shall be bound to continue to pursue the Settlement and to comply with all elements of the Settlement Agreement and the Settlement Term Sheet (including all covenants, tax arrangements, and other commitments of NRG described herein and/or therein), which shall be implemented in a chapter 11 plan of reorganization.  In the case of a termination of this Agreement pursuant to Section 11.01(b), (l), or (n), the GenOn Steering Committee and the GAG Steering Committee shall have the option to elect whether the Parties hereto shall pursue or not pursue the Settlement on the terms and conditions set forth in the immediately preceding sentence; provided, that the consent of the GAG Steering Committee shall not be required unless such election results in an Adverse GAG Treatment Event or it is reasonably foreseeable that an event, occurrence, or omission will result in an Adverse GAG Treatment Event.

11.08.              Termination After Entry of Settlement Order.  Notwithstanding anything to the contrary herein, if this Agreement is terminated after the entry of the Settlement Order, the Settlement shall remain in full force and effect and binding on all parties thereto.

Section 12.                                   Amendments.  This Agreement, including the Restructuring Term Sheet and the Settlement Term Sheet, may not be modified, amended, supplemented, or waived in any manner except in writing signed by each of the Debtors, NRG, the Required Consenting GenOn Noteholders, and, if such modification, amendment, supplement, or waiver constitutes an Adverse GAG Treatment Event, the Required Consenting GAG Noteholders; provided, that if the proposed modification, amendment, or supplement has a material, disproportionate (as compared to other Consenting Noteholders holding Claims within the same Class as provided for in the Restructuring Term Sheet) and adverse effect on the economic recoveries on account of, or the treatment of, the GenOn Notes Claims or the GAG Notes Claims of any Consenting Noteholder compared to the economic recoveries on account of, or the treatment of, such Claims set forth in the Restructuring Term Sheet, then the consent of such Consenting Noteholders holding no less than 75% of the GenOn Notes Claims held by the Consenting Noteholders and no less than 75% of the GAG Notes Claims held by the Consenting Noteholders shall also be required to effectuate such modification, amendment, or supplement.  No provision herein that requires either supermajority consent or specific consent of the Required Consenting GenOn Noteholders or the Required Consenting GAG Noteholders may be amended without the prior written consent of such supermajority or specific Required Consenting GenOn Noteholders or Required Consenting GAG Noteholders, respectively.  Any proposed modification, amendment, supplement, or waiver that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.

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Section 13.                                   Miscellaneous.

13.01.              Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

13.02.              Complete Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

13.03.              Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

13.04.              GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF LAW OF ANOTHER JURISDICTION.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto or constitutional authority to finally adjudicate the matter; provided that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

13.05.              Trial by Jury Waiver.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.06.              Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

13.07.              Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Debtors, NRG, and the Consenting Noteholders, and in the enforcement

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or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Debtors, NRG, and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

13.08.              Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

13.09.              Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)                                 if to a Debtor, to:

GenOn Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn:                    Mac McFarland, Chief Executive Officer

Email:            mac@genon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn:                    David R. Seligman, P.C., Steven N. Serajeddini, and Christopher M. Hayes
Email:            david.seligman@kirkland.com

steven.serajeddini@kirkland.com

christopher.hayes@kirkland.com

(b)                                 if to a Consenting Noteholder, the GenOn Steering Committee, or the GAG Steering Committee, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn:                    Keith H. Wofford, Stephen Moeller-Sally, and Marc B. Roitman

Email:            keith.wofford@ropesgray.com

ssally@ropesgray.com

marc.roitman@ropesgray.com

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and, if to the GAG Steering Committee, with copies to Special Counsel to the GAG Steering Committee:

Quinn Emanuel Urquhart & Sullivan, LLP

51 Madison Avenue, 22nd Floor

New York, NY 10010

Attn:                    Benjamin Finestone and Daniel Holzman

Email:            benjaminfinestone@quinnemanuel.com;

danielholzman@quinnemanuel.com

(c)                                  if to NRG:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn:                    Brian Curci, Corporate Secretary

Email:            brian.curci@nrg.com

with copies (which shall not constitute notice) to:

Baker Botts LLP

2001 Ross Avenue

Dallas, TX 75201

Attn:                    C. Luckey McDowell, Emanuel C. Grillo, and Ian E. Roberts

Email:            luckey.mcdowell@bakerbotts.com

emanuel.grillo@bakerbotts.com

ian.roberts@bakerbotts.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

13.10.              Independent Due Diligence and Decision Making.  Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors.

13.11.              Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  This Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions, or the payment of damages to which a Party may be entitled under this Agreement, to the extent provided by Federal Rule of Evidence 408 and any other applicable statutes.

13.12.              Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and

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each non-breaching Party shall be entitled to enforce the terms of this Agreement by decree of specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.  Neither NRG nor any Debtor nor any of the Consenting Noteholders shall be liable for punitive, exemplary, special, consequential or indirect damages or lost profits related to a breach of this Agreement.

13.13.              Several, Not Joint, Claims.  The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.14.              Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.15.              Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

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Debtor Signature Pages to the Plan Support and Lock-Up Agreement

GenOn Energy, Inc.

By:	/s/ Mark A. McFarland
Name:	Mark A. McFarland
Title:	Chief Executive Officer

GenOn Americas Generation, LLC

By:	/s/ Mark A. McFarland
Name:	Mark A. McFarland
Title:	Chief Executive Officer

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GenOn Americas Procurement, Inc.

GenOn Asset Management, LLC

GenOn Special Procurement, Inc.

By:	/s/ Rachel Smith
Name:	Rachel Smith
Title:	Treasurer

GenOn Capital Inc.

GenOn Fund 2011 LLC

Mirant Asia-Pacific Ventures, LLC

Mirant Intellectual Asset Management and Marketing LLC

Mirant International Investments, Inc.

MNA Finance Corp.

RRI Energy Broadband, Inc.

RRI Energy Channelview (Delaware) LLC

RRI Energy Channelview (Texas) LLC

RRI Energy Communications, Inc.

RRI Energy Services Channelview LLC

RRI Energy Services Desert Basin, LLC

RRI Energy Solutions East, LLC

RRI Energy Trading Exchange, Inc.

RRI Energy Ventures, Inc.

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	President & Treasurer

GenOn Energy Holdings, Inc.

GenOn Energy Management, LLC

GenOn Energy Services, LLC

GenOn Mid-Atlantic Development, LLC

GenOn Power Operating Services MidWest, Inc.

Hudson Valley Gas Corporation

Mirant New York Services, LLC

Mirant Power Purchase, LLC

Mirant Wrightsville Investments, Inc.

Mirant Wrightsville Management, Inc.

NRG Americas, Inc.

NRG Bowline LLC

NRG California North LLC

NRG California South GP LLC

NRG Canal LLC

NRG Delta LLC

NRG Florida GP LLC

NRG Lovett Development I LLC

NRG Lovett LLC

NRG New York LLC

NRG North America LLC

NRG Northeast Generation, Inc.

NRG Northeast Holdings, Inc.

NRG Potrero LLC

NRG Power Generation Assets LLC

NRG Power Generation LLC

NRG Power Generation LLC

NRG Power Midwest GP LLC

NRG Sabine (Delaware), Inc.

NRG Sabine (Texas), Inc.

NRG San Gabriel Power Generation LLC

NRG Tank Farm LLC

NRG Wholesale Generation GP LLC

NRG Willow Pass LLC

Orion Power New York GP, Inc.

Orion Power New York LP, LLC

RRI Energy Services, LLC

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

NRG California South LP
By: NRG California South GP LLC, its General Partner

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

NRG Florida LP
By: NRG Florida GP LLC, its General Partner

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

NRG Power Midwest LP
By: NRG Power Midwest GP LLC, its General Partner

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

NRG Wholesale Generation LP
By: NRG Wholesale Generation GP LLC, its General Partner

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

Orion Power New York, L.P.
By: Orion Power New York GP, Inc., its General Partner

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

[Debtors’ Signature Page to Restructuring Support Agreement]

RRI Energy Channelview LP
By: RRI Energy Channelview (Texas) LLC, its General Partner

By:	/s/ Gaëtan Frotté
Name:	Gaëtan Frotté
Title:	Treasurer

Signature pages of Consenting Noteholders on file with the GenOn Entities.

[Debtors’ Signature Page to Restructuring Support Agreement]

NRG Signature Page to
the Restructuring Support and Lock-Up Agreement

NRG Energy, Inc.

By:	/s/ Kirkland Andrews
Name:	Kirkland Andrews
Title:	Chief Financial Officer

EXHIBIT A to
the Restructuring Support and Lock-Up Agreement

Restructuring Term Sheet

THE TERMS SET FORTH HEREIN ARE SUBJECT TO THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION BY THE PARTIES AND CONFIRMATION BY THE BANKRUPTCY COURT.  THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING TERM SHEET

INTRODUCTION

This restructuring term sheet (this “Restructuring Term Sheet”)(5) describes the terms of a restructuring of the GenOn Energy, Inc. (“GenOn”), GenOn Americas Generation, LLC (“GAG”), and certain of their directly and indirectly-owned subsidiaries listed on Exhibit 4 (collectively, the “Debtors” and, such restructuring, the “Restructuring”) through cases that will be filed under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in which the Chapter 11 cases are commenced (the “Bankruptcy Court”).

The Debtors will implement the Restructuring through a plan of reorganization (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”), which shall be consistent with the terms of this Restructuring Term Sheet and the Restructuring Support Agreement, under chapter 11 of the Bankruptcy Code.  This Restructuring Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code.

The governing documents with respect to the Restructuring will contain terms and conditions that are dependent on each other, including those described in this Restructuring Term Sheet.

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring.  The Restructuring will not contain any material

(5)         Capitalized terms used but not otherwise defined in this Restructuring Term Sheet or in the Restructuring Support Agreement have the meanings ascribed to such terms as set forth on Exhibit 1.

terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet.

This Restructuring Term Sheet is a draft, is intended for discussions purposes, and is subject to Federal Rule of Evidence 408.  This Restructuring Term Sheet has not been approved by the board of any of the Debtors.  The Debtors reserve all rights to modify this Restructuring Term Sheet in accordance with Section 12 of the Restructuring Support Agreement.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment / Voting

Unclassified Non-Voting Claims Against the Debtors

N/A	Administrative Claims

On the Effective Date, except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.

N/A

N/A	LC Facility Claims

On the Effective Date, except to the extent that a Holder of an Allowed LC Facility Claim agrees to a less favorable treatment, each Allowed LC Facility Claim shall either be: (a) cash collateralized; (b) replaced with new letters of credit; or (c) supported by a back-to-back letter of credit from a financial counterparty with creditworthiness reasonably acceptable to such Holder.

N/A	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

N/A

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims

On the Effective Date, in full satisfaction of each Allowed Other Secured Claim against the Debtors, each Holder thereof shall receive, at the option of the applicable Debtor: (a) payment in full in Cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

Class 2	Other Priority Claims

On the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim against the Debtors, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

Class 3	Revolving Credit Facility Claims

On the Effective Date, in full satisfaction of each Allowed Revolving Credit Facility Claim, each Holder thereof shall receive payment in full in Cash in accordance with the NRG Settlement.

Revolving Credit Facility Claims shall be deemed Allowed under the Plan.

Unimpaired; deemed to accept.

Class 4	GenOn Notes Claims

On the Effective Date, in full satisfaction of each Allowed GenOn Notes Claim, each Holder thereof shall receive its Pro Rata share of: (a) 100% of the New Common Stock, subject to dilution by the Management Incentive Plan; (b) the GenOn Notes Cash Pool; and (c) the Subscription Rights.

Impaired; entitled to vote.

Class 5	GAG Notes Claims

On the Effective Date, in full satisfaction of each Allowed GAG Notes Claim, each Holder thereof shall receive: (a) Cash in an amount equal to 92% of the principal amount and accrued interest as of the Petition Date of such Allowed GAG Notes Claim; and (b) its Pro Rata share of the GAG Notes Cash Pool.

Impaired; entitled to vote.

Class 6	General Unsecured Claims

In full satisfaction of each Allowed General Unsecured Claim, each Holder thereof shall receive: (a) payment in Cash in an amount equal to such Allowed General Unsecured Claim on the later of (i) the Effective Date, or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim; or (b) such other treatment as may be required so as to render such Allowed General Unsecured Claim Unimpaired.

Unimpaired; deemed to accept.

Class 7	Intercompany Claims and Interests

On the Effective Date, unless otherwise provided for under the Plan, each Debtor Intercompany Claim and/or Intercompany Interest shall either be Reinstated or canceled and released at the option of the Debtors, with the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld.

Unimpaired; deemed to accept or Impaired; deemed to reject.

Class 8	Interests in GenOn	On the Effective Date, all Interests in GenOn will be cancelled, released, and extinguished, and will be of no further force or effect.	Impaired; deemed to reject.

MATERIAL TERMS OF THE RESTRUCTURING

NRG Settlement

In exchange for the releases, exculpations, injunctions, and other consideration set forth herein and in the Settlement Term Sheet, including NRG’s right, subject to the terms and conditions set forth herein and in the Settlement Agreement, to take the Worthless Stock Deduction, NRG agrees, on the Effective Date, to pay the NRG Settlement Payment to GenOn or such other payee(s) as agreed upon by the Debtors and the GenOn Steering Committee and provide such other forms of consideration as set forth herein and in the Settlement Term Sheet. The parties agree that the NRG Settlement Payment (and such other forms of consideration, if any), and its receipt by GenOn, will be reported on the federal income tax return filed by the NRG consolidated tax group for the taxable year that includes the Effective Date, and any resulting income tax consequences will be structured as tax efficiently as possible for GenOn, and NRG will treat such payments as a capital contribution to the extent permitted under applicable law. To the extent of any conflict between this Restructuring Term Sheet and the Settlement Term Sheet, the Settlement Term Sheet shall control.

LC Facility

NRG shall provide the Debtors with a fully cash collateralized letter of credit facility (as refinanced, supplemented or replaced from time to time as permitted in the proviso below, the “LC Facility”) in an amount not to exceed the Aggregate L/C Commitment, to be used solely for the issuance of new and replacement letters of credit following the commencement of the Chapter 11 Cases for hedging, regulatory, and other credit support needs of the Debtors and any subsidiaries thereof; provided that nothing shall preclude the Debtors from obtaining one or more LC Facilities from a third party financial institution in addition to or in replacement of any LC Facility provided by NRG, which, together with any LC Facility provided by NRG, shall not exceed the Aggregate L/C Commitment.

Shared Services

From and after the Petition Date through the Effective Date, NRG shall continue providing the Shared Services in accordance with the Services Agreement and otherwise consistent with prior service levels and past ordinary course practices, subject to the following terms and conditions:

(i)             On the Agreement Effective Date, the Shared Services Fee shall be reduced to $84,000,000 on an annualized basis, prorated and paid on a monthly basis; provided that GenOn shall be entitled to use the Services Credit (once earned) until such credit has been exhausted or applied in full; provided further that any amounts remaining under the Services Credit on the Effective Date may be applied to any post-Effective Date Shared Services Fees or other transition services fees payable as set forth herein;

(ii)          To the extent GenOn has paid for Shared Services during the Chapter 11 Cases and the Services Credit has been earned but not exhausted or applied in full, NRG shall, upon request by GenOn, promptly reimburse such payments in cash up to the amount of any unused Services Credit;

Subject to the occurrence of the Effective Date:

(iii)       For two months after the Effective Date, NRG shall continue providing the Shared Services unless otherwise determined by Reorganized GenOn, and Reorganized GenOn shall have no obligation to pay, and NRG shall not earn, any Shared Services Fees during such period; and

(iv)      Thereafter, Reorganized GenOn shall have the option, in its sole discretion, to extend the provision of Shared Services by NRG for an additional two months, in one-month increments, in exchange for payment of the prorated portion of the Shared Services Fee, and may further extend for such additional periods thereafter, as needed, subject to negotiation and further agreement by NRG and Reorganized GenOn.

Letters of Credit and Surety Bonds	On the Effective Date, GenOn shall indemnify NRG and replace all letters of credit and surety bonds provided or guaranteed by NRG for the benefit of GenOn.

Transition Arrangements

The Plan shall provide for the approval of the Transition Services Agreement.  Commencing promptly after entry into the Restructuring Support Agreement, GenOn, NRG, and the GenOn Steering Committee will work cooperatively to negotiate the terms of the Transition Services Agreement to transition Shared Services and to establish GenOn and its subsidiaries as a stand-alone enterprise unaffiliated with NRG, and to facilitate such separation for NRG.  The Transition Services Agreement shall include, without limitation, the following basic terms:

(i)             the continued use of certain to be mutually agreed upon assets or shared assets of NRG and its affiliates (including certain intellectual property, licenses, and permits) by GenOn after the Effective Date;

(ii)          the transfer of licenses and permits required to operate the Debtors’ businesses to entities owned or controlled by the reorganized Debtors on or as soon as reasonably practicable after the Effective Date, subject to appropriate regulatory approvals, to the extent NRG or its affiliates have any such licenses and permits and are legally permitted to transfer such licenses and permits, and such licenses and permits are not used by NRG or its affiliates for purposes other than the operation of the Debtors’ businesses;

(iii)       all books and records maintained by GenOn and its subsidiaries will be retained by GenOn;

(iv)      GenOn will reasonably cooperate (subject to customary nondisclosure and/or nonuse agreements) with NRG in (a) making GenOn records relating to the GenOn business prior to the Effective Date available to NRG on an ongoing basis and (b) making available its personnel and legal and accounting advisors during regular business hours for that purpose;

(v)         the return of intellectual property or the termination of licenses thereof in favor of the respective legal or beneficial owner of such intellectual property, or such other arrangements with respect to such intellectual property as are reasonably necessary to implement the separation of GenOn from NRG; and

(vi)      NRG will reasonably cooperate (subject to customary nondisclosure and/or nonuse agreements) with GenOn in (a) making NRG records relating to the GenOn business prior to the Effective Date available to GenOn on an ongoing basis and (b) making available its personnel and legal and accounting advisors during regular business hours for that purpose.

Management Incentive Plan	The Reorganized GenOn Board shall implement a management incentive plan (including through the issuance of New Common Stock) for certain of the

Debtors’ directors, officers, and employees (the “Management Incentive Plan”).

Employment Obligations

The Debtors may, with the consent of the GenOn Steering Committee (such consent not to be unreasonably withheld), approve, assume, and, if currently provided by NRG, subject to the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld, adopt, the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, the following, as applicable: compensation, bonuses, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ employees, directors, officers, and managers (as well as for the benefit of any NRG employees, directors, officers or manager transferred to Debtors in connection with the Restructuring), including the New Employment Agreement, executive compensation programs, and existing compensation arrangements for the employees of the Debtors.  For the avoidance of doubt, the foregoing consent rights are applicable to any motions seeking approval of any key employee incentive or retention programs during the Chapter 11 Cases.

Solicitation of Employees

Subject to applicable law, beginning on the Agreement Effective Date through and including the date that is one (1) year following the Transition Date, GenOn or Reorganized GenOn, as applicable, will not be permitted to solicit or otherwise offer employment to any person that is an NRG employee and NRG shall not be permitted to solicit or otherwise offer employment to any person that is a GenOn employee; provided, however, GenOn and Reorganized GenOn shall be permitted to post job openings on an internal website available to NRG employees, and thereafter contact and engage in discussions regarding potential terms of employment with any NRG employees that respond to such job posting on or before the Transition Date (each, a “Permitted Candidate”); provided, further, that (i) in no event shall GenOn or Reorganized GenOn be permitted to solicit or otherwise offer employment to any officers of NRG who are party to an employment agreement with NRG while such employment agreement remains in effect, and and (ii) GenOn or Reorganized GenOn shall inform or cause to be informed the NRG manager of such Permitted Candidate of the intent to make an offer to the Permitted Candidate before any such offer is made.  If any Permitted Candidate elects in writing to accept an offer of employment from GenOn, NRG will cooperate and facilitate such employee’s transition to GenOn, provided that GenOn has complied with the solicitation terms described herein.  The Transition Services Agreement may provide for non-solicitation covenants and procedures consistent with the terms hereof, subject to applicable law.

Pension Indemnification	On the Effective Date, and subject to the terms and conditions set forth in the Settlement Term Sheet, NRG shall enter into the Pension Indemnity Agreement in favor of Reorganized GenOn.

Cooperation on NRG Projects

NRG, GenOn, and GAG shall cooperate to maximize the value of the Development Projects and any GenOn and GAG assets implicated by the Development Projects. NRG shall not take any action with respect to such projects that may have a material adverse impact on the value of any GenOn or GAG assets as, and to the extent, set forth in the Settlement Term Sheet.

Exit Financing

The Reorganized Debtors, any Non-Debtor Subsidiaries agreed to by the Debtors and the Backstop Parties, the Note Purchasers, and the Lender Parties will enter into the Exit Financing, subject to definitive documents acceptable to the Debtors, the Backstop Parties, and the Lender Parties; provided that the terms and conditions of the New Secured Notes that are purchased through the New Secured Notes Offering will be determined through the Notes Offering Procedures, including procedures or arrangements for addressing oversubscription of the New Secured Notes; provided, further, that the aggregate principal amount of the Exit Financing may be decreased by the amount of excess cash on the balance sheet, as determined in good faith by the Debtors and the Group B Backstop Parties in accordance with the Backstop Financing Term Sheet and taking into account the future cash needs of Reorganized GenOn.

Leveraged Lease Transactions

Any settlements, payments, or proceeds on account of any rights of NRG or GenOn with respect to GenMA or REMA shall be payable exclusively to GenOn; provided that, prior to the Effective Date, GenOn shall consult in advance with the GenOn Steering Committee and the GAG Steering Committee and shall not enter into any agreement regarding an in-court or out-of-court restructuring or recapitalization transaction with respect to REMA without the consent of the GenOn Steering Committee, such consent not to be unreasonably withheld, or, with respect to GenMA, without the consent of the GenOn Steering Committee and the GAG Steering Committee, such consent from the GAG Steering Committee not to be unreasonably withheld.

Indemnification of Prepetition Directors, Officers, Managers, et al.

Under the Restructuring, all indemnification obligations in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

Director, Officer, Manager, and Employee Tail Coverage

On or before the Effective Date, to the extent not already obtained, the Debtors will obtain sufficient liability insurance policy coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement.

Claims of the Debtors

The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and the Settlement Term Sheet.

Exit Structure	The Plan will provide for an Exit Structure as set forth in, and subject to the terms of, the Settlement Term Sheet.

Tax Matters

The Plan shall provide for the treatment of Tax Attributes as set forth in, and subject to the terms of, the Settlement Term Sheet.

The Plan shall provide that Reorganized GenOn and NRG shall execute a Tax Matters Agreement, subject to the terms and conditions set forth in the Settlement Term Sheet.

Conditions Precedent to Confirmation and Effectiveness

The following shall be conditions precedent to Confirmation:

(i)             the Bankruptcy Court shall have entered the Disclosure Statement Order;

(ii)          the Bankruptcy Court shall have entered the Confirmation Order, as applicable;

(iii)       the Confirmation Order shall:

a.              authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

b.              decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

c.               authorize the Debtors and Reorganized Debtors, as applicable/necessary, to, among other things:  (i) implement the Restructuring Transactions, including the NRG Settlement; (ii) issue and distribute the New Common Stock, including on account of the Management Incentive Plan, pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including the New Common Stock; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement;

d.              provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

e.               contain the release, injunction, and exculpation provisions contained in this Restructuring Term Sheet.

(iv)      the Restructuring Documents (as defined in the Restructuring Support Agreement) shall be in form and substance consistent with the approval provisions of the Restructuring Support Agreement; and

(v)         all claims related to or arising from the GenMA Cash Distribution shall have been resolved in a manner acceptable to the GenOn Steering Committee and the GAG Steering Committee (in the case of the GAG Steering Committee, to the extent that the failure to resolve such claims would, or it is reasonably foreseeable that the failure to resolve such claims could, constitute an Adverse GAG Treatment Event); provided, that the foregoing condition may be waived upon written consent from the GenOn Steering Committee and the GAG Steering Committee.

Conditions Precedent to the Effective Date

The following shall be conditions precedent to the Effective Date:

(i)             the Confirmation Order shall have been duly entered;

(ii)          the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(iii)       the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement in all material respects, and shall have been filed in a manner consistent with the Restructuring Support Agreement;

(iv)      all Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

(v)         all Restructuring Expenses shall have been paid in full;

(vi)      GenOn shall have replaced all letters of credit and surety bonds currently provided by NRG on behalf of GenOn; and

(vii)   the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan and the Restructuring Support Agreement.

CORPORATE GOVERNANCE PROVISIONS/SECTION 1145 EXEMPTION

Charter; Bylaws; Corporate Governance

Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organization or formation documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code, as applicable, and in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders.

The Reorganized GenOn Board will be comprised of seven (7) members as of the Effective Date, subject to increase or decrease at the discretion of the GenOn Steering Committee, as follows: (a) the chief executive officer of Reorganized GenOn; and (b) six (6) persons designated by the GenOn Steering Committee.

Exemption from SEC Registration	The issuance of all securities in connection with the Plan, including the New Common Stock, will be exempt from SEC registration to the fullest extent permitted by law.

GENERAL PROVISIONS REGARDING THE PLAN

Subordination

The classification and treatment of Claims under the Plan shall settle and compromise the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be released pursuant to the Plan.

Restructuring Transactions

The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate, consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Settlement Term Sheet, to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet, the Restructuring Support Agreement, or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Executory Contracts and Unexpired Leases

Except as otherwise provided in this Restructuring Term Sheet or the Restructuring Support Agreement, the Debtors shall assume or reject, as the case may be, executory contracts and unexpired leases in the Plan Supplement.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Avoidance Actions	The Debtors shall waive and release any Causes of Action arising under sections 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code or any other state or federal law.

Discharge of Claims and	Pursuant to section 1141(d) of the Bankruptcy Code, and except as

Termination of Interests

otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)              the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)              any Restructuring Transaction, contract, instrument, release,

or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)               the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the NRG Settlement, the Settled Claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or

(d)              any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including, without limitation, with respect to the Settled Claims and all matters related thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Interests of the Debtors

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)         the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)              any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)               the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the NRG Settlement, the

Settled Claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or

(d)              any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including, without limitation, with respect to the Settled Claims and all matters relating thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Settled Claims, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Transition Services Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunctions

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Fiduciary Out

Notwithstanding anything to the contrary herein, nothing in this Restructuring Term Sheet or any of the definitive documents shall require the Debtors, nor any of the Debtors’ directors, managers, and officers, to take or refrain from taking any action (including, without limitation, terminating the Restructuring Support Agreement under Section 11 thereof) to the extent such person or persons determines based on advice of counsel that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, however, that it is agreed that any such action shall not limit any Party’s right of termination under Section 11 of the Restructuring Support Agreement.

The definitive documents shall provide that such agreements or undertakings, as applicable, with respect to the Plan shall be terminable by the Debtors where its board of directors or similar governing body, including with respect to each subsidiary, determines in good faith and upon the advice of counsel that continued performance would be inconsistent with its fiduciary duties under applicable law.

[Exhibits follow.]

EXHIBIT 1

DEFINITIONS

Term	Definition

7.875% GenOn Notes	The 7.875% Senior Notes due 2017 issued under the 7.875% GenOn Notes Indenture.

7.875% GenOn Notes Indenture

That certain Indenture, dated December 22, 2004, by and among GenOn, as issuer, and the GenOn Notes Trustee (as amended, modified, or otherwise supplemented from time to time), providing for the issuance of the 7.875% GenOn Notes.

8.50% GAG Notes	The 8.50% Senior Notes due 2021 issued under the GAG Notes Indenture.

9.125% GAG Notes	The 9.125% Senior Notes due 2031 issued under the GAG Notes Indenture.

9.50% and 9.875% GenOn Notes Indenture

That certain Indenture, dated October 4, 2010, by and among GenOn, as issuer, and the GenOn Notes Trustee (as amended, modified, or otherwise supplemented from time to time), providing for the issuance of the 9.50% GenOn Notes and the 9.875% GenOn Notes.

9.50% GenOn Notes	The 9.50% Senior Notes due 2018 issued under the 9.50% and 9.875% GenOn Notes Indenture.

9.875% GenOn Notes	The 9.875% Senior Notes due 2020 issued under the 9.50% and 9.875% GenOn Notes Indenture.

Ad Hoc Committee	The committee of certain Holders of GenOn Notes and GAG Notes represented by Ropes & Gray LLP.

Administrative Claim

A Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Affiliate

With respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

Aggregate L/C Commitment	An amount not to exceed $330 million.

Agreement Effective Date	As defined in the Restructuring Support Agreement.

Term	Definition

Allowed

With respect to any Claim or Interest: (a) a Claim or Interest as to which no objection has been filed and that is evidenced by a Proof of Claim or Interest, as applicable, timely filed by the applicable Bar Date or that is not required to be evidenced by a filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Asset Sale Transactions

Those certain transactions involving GenOn’s sale, disposition, or divestiture of the following power plant facilities: (a) Aurora; (b) Kendall; (c) Marsh Landing; (d) Potrero; (e) Sabine; (f) Seward; and (g) Shelby.

Backstop Agreements	As defined in the Restructuring Support Agreement.

Backstop Commitment	The commitment of the Backstop Parties to backstop an offering of the New Secured Notes, as set forth in the Backstop Commitment Letter.

Backstop Commitment Letter

That certain commitment letter, and all exhibits thereto, entered into by GenOn, the Backstop Parties, and the other parties thereto contemporaneously with execution of the Restructuring Support Agreement, a copy of which is attached to the Restructuring Support Agreement.

Backstop Fee	As defined in the Backstop Fee Letter.

Backstop Fee Letter

That certain letter setting forth the fees payable in connection with the Backstop Commitment entered into by GenOn, the Backstop Parties, and the other parties thereto contemporaneously with execution of the Restructuring Support Agreement.

Backstop Financing	As defined in the Restructuring Support Agreement.

Term	Definition

Backstop Financing Term Sheet	The term sheet attached as Exhibit 3 to this Restructuring Term Sheet, which sets forth the material terms of the Backstop Financing.

Backstop Parties	The parties listed on Schedule I and Schedule II to the Backstop Commitment Letter.

Bankruptcy Code	Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

Bankruptcy Court	As defined in the Introduction.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

Bar Date	The date established by the Bankruptcy Court by which Proofs of Claim must be filed with respect to such Claims, as may be ordered by the Bankruptcy Court.

Cause of Action

Any Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

Chapter 11 Cases

When used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

Claim	As defined in section 101(5) of the Bankruptcy Code against a Debtor.

Term	Definition

Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Collateral Trust Agreement	That certain Collateral Trust Agreement, dated as of December 3, 2010, among NRG, GenOn, NRG Americas, Inc., and the guarantors thereto.

Confirmation

Entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan, this Restructuring Term Sheet, the Settlement Term Sheet, and the Restructuring Support Agreement.

Confirmation Order	The order, consistent with the Restructuring Support Agreement, entered by the Bankruptcy Court confirming the Plan.

Consent Agreement	That certain Consent Agreement, dated as of May 22, 2017, by and among GenOn, NRG, and the Holders of GenOn Notes Claims and GAG Notes Claims signatory thereto.

Consenting GAG Noteholders	As defined in the Restructuring Support Agreement.

Consenting GenOn Noteholders	As defined in the Restructuring Support Agreement.

Consenting Noteholders	Collectively, each Holder of GenOn Notes and GAG Notes, respectively, that executes a signature page, or is otherwise a party, to the Restructuring Support Agreement.

Consummation	The occurrence of the Effective Date.

Cooperation Agreement	As defined in the Settlement Term Sheet.

Creditors’ Committee	The official committee of unsecured creditors, if any, appointed in the Chapter 11 Cases.

Debtors	As defined in the Introduction.

Development Projects	Those certain NRG development projects concerning Canal Solar, Canal 3, and Mandalay / Puente.

Disallowed	Any Claim that is not Allowed.

Disclosure Statement

The disclosure statement for the Plan, including all exhibits and schedules thereto and references therein that relate to the Plan that is prepared and distributed in accordance with this Restructuring Term Sheet, the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and which shall be consistent with the Restructuring Support Agreement.

Term	Definition

Disclosure Statement Order	The order entered by the Bankruptcy Court, consistent with the Restructuring Support Agreement, approving the Disclosure Statement.

Ducera Engagement Letter	That certain engagement letter, dated as of May 17, 2016, by and among Ducera Partners LLC, Ropes & Gray LLP, and GenOn Energy, Inc., as amended.

Effective Date	The date selected by the Debtors for the consummation of the Plan, or as soon thereafter as reasonably practicable.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties

Collectively, and in each case in its capacity as such:  (a) the Debtors and Reorganized Debtors; (b) the Consenting Noteholders; (c) the NRG Parties; (d) with respect to each of the foregoing entities in clauses (a) through (c), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equityholders, funds, portfolio companies, management companies, and (e) with respect to each of the foregoing Entities in clauses (a) through (d), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (e), each solely in their capacity as such).

Exit Financing	The New Exit Credit Facility and the New Secured Notes.

Exit Financing Participants	The Note Purchasers and the Lender Parties.

Exit Structure	As defined in the body of the Restructuring Term Sheet.

Fee Letters	Collectively, (i) that certain fee letter, dated as of September 21, 2016, by and between Ropes & Gray LLP and GenOn Energy, Inc., and (ii) the Ducera Engagement Letter.

FERC	The Federal Energy Regulatory Commission.

Term	Definition

Final Order

An order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, that is not the subject of a pending appeal, and for which the applicable time period for seeking an appeal has expired.

GAG	As defined in Introduction.

GAG Notes	Collectively, the 8.50% GAG Notes and 9.125% GAG Notes.

GAG Notes Cash Pool

The Cash pool in the amount of: (a) 2% of the aggregate principal amount of GAG Notes outstanding plus accrued interest as of the Petition Date (approximately $14.1 million), approved pursuant to the Confirmation Order and funded on the Effective Date from the NRG Settlement Payment, for distribution to all Holders of GAG Notes Claims that have executed the Restructuring Support Agreement (except as otherwise determined by the Debtors in their sole discretion); and (b) beginning on the date that is 180 days after the Petition Date, liquidated damages accruing at an annual rate of 6% of the aggregate principal amount of GAG Notes outstanding plus accrued interest as of the Petition Date.

GAG Notes Claim	Any Claim derived from or based upon the GAG Notes.

GAG Notes Indenture

That certain Indenture, dated May 1, 2001, by and among GAG, as issuer, and the GAG Notes Trustee (as amended, modified, or otherwise supplemented from time to time), providing for the issuance of the 8.50% GAG Notes and 9.125% GAG Notes.

GAG Notes Trustee	Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the 8.50% GAG Notes and the 9.125% GAG Notes.

GAG Steering Committee	The Ad Hoc Committee’s steering committee of GAG Noteholders, as it may be constituted from time to time.

Term	Definition

General Unsecured Claim

Any Claim, other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a GenOn Notes Claim, a GAG Notes Claim, or an Intercompany Claim, including any Claim of NRG based on any amounts paid on account of its guarantee of surety bonds for the benefit of the Debtors or the Non-Debtor Subsidiaries.

GenMA	GenOn Mid-Atlantic, LLC and its directly owned subsidiaries.

GenMA Cash Distribution

One or more distributions of cash in the aggregate amount of approximately $320 million made by GenMA to GenOn or subsidiaries thereof on or about May 2014, including as alleged in the complaint filed on June 8, 2017 in the Leveraged Lease Disputes.

GenOn	As defined in Introduction.

GenOn Acquiring Entity	An entity established by or on behalf of the Consenting Noteholders to acquire assets in a Taxable Transaction.

GenOn Notes	Collectively, the 7.875% GenOn Notes, the 9.50% GenOn Notes, and the 9.875% GenOn Notes.

GenOn Notes Cash Pool

The Cash pool in the amount of (i) 4% of the aggregate principal amount of GenOn Notes outstanding plus accrued interest as of the Petition Date (approximately $75 million), approved pursuant to the Confirmation Order and funded on the Effective Date from the NRG Settlement Payment, for distribution to all Holders of Allowed GenOn Notes Claims that have executed the Restructuring Support Agreement (except as otherwise determined by the Debtors in their sole discretion), and (ii) such other Cash for distribution to all Holders of Allowed GenOn Notes Claims as agreed to by the Debtors and the GenOn Steering Committee.

GenOn Notes Claim	Any Claim derived from or based upon the GenOn Notes.

GenOn Notes Indentures	Collectively, the 7.875% GenOn Notes Indenture and the 9.50% and 9.875% GenOn Notes Indenture.

GenOn Notes Trustee	Wilmington Trust Company, solely in its capacity as indenture trustee for the 7.875% GenOn Notes, the 9.50% GenOn Notes, and the 9.875% GenOn Notes.

Term	Definition

GenOn Steering Committee	The Ad Hoc Committee’s steering committee of GenOn Noteholders, as it may be constituted from time to time.

Group A Backstop Parties	The Backstop Parties listed on Schedule I of the Backstop Commitment Letter.

Group B Backstop Parties	The Backstop Parties listed on Schedule II of the Backstop Commitment Letter.

Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

Indenture Trustee	Deutsche Bank Trust Company Americas, in its capacity as indenture trustee under the Unsecured Notes, and any successor thereto.

Intercompany Claim

A Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate; provided that Intercompany Claims shall not include any LC Facility Claim, Revolving Credit Facility Claim, or other Claim held by NRG and its non-Debtor Affiliates other than the Non-Debtor Subsidiaries, the treatment of which is provided for in the Plan.

Intercompany Interest	An Interest in any Debtor other than GenOn.

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

Internal Revenue Code	Title 26 of the United States Code, 26 U.S.C. §§ 1-9834, as amended from time to time.

LC Agent	NRG, or such other party as may be determined by the Debtors.

LC Facility	As defined in the body of the Restructuring Term Sheet.

LC Facility Claim	Any Claim derived from or based upon an LC Facility.

Term	Definition

Lender Parties	One or more commercial lending institutions that will provide the New Exit Credit Facility.

Leveraged Lease Dispute	As defined in the Restructuring Support Agreement.

Management Incentive Plan	As defined in the body of the Restructuring Term Sheet.

New Common Stock	The new shares of common stock in Reorganized GenOn to be issued and distributed under the Plan.

New Employment Agreement	A new employment agreement for GenOn’s current Chief Executive Officer on terms mutually acceptable to GenOn’s current Chief Executive Officer and the GenOn Steering Committee.

New Exit Credit Facility

That certain senior secured revolving credit facility to be provided, to the extent necessary, by the Lender Parties, subject to the terms set forth in the Exit Financing Term Sheet, to fund the Reorganized Debtors’ working capital and other operational needs.

New Secured Notes

Those certain secured notes to be issued to the Note Purchasers in accordance with the Notes Offering Procedures; provided that the terms and conditions of the New Secured Notes that are purchased through the New Secured Notes Offering will be determined through the Notes Offering Procedures, including procedures or arrangements for addressing oversubscription of the New Secured Notes.

New Secured Notes Offering	The notes offering in respect of the New Secured Notes that is backstopped by the Backstop Parties pursuant to the Backstop Commitment Letter.

Non-Debtor Subsidiaries	All direct and indirect subsidiaries of any Debtor that will not be a Debtor in the Chapter 11 Cases, including, for the avoidance of doubt, GenMA and REMA.

Note Purchasers	The Backstop Parties and those Holders of Allowed GenOn Notes Claims that exercise their Subscription Rights.

Noteholder Advisors

The following professional advisors to the Ad Hoc Committee: Ropes & Gray LLP; Ducera Partners LLC; Carmen L. Gentile, PLLC; Quinn Emanuel Urquhart & Sullivan, LLP; and Richards, Layton & Finger, PA; and up to two (2) local bankruptcy counsel in such jurisdiction that the Debtors commence the Chapter 11 Cases.

Term	Definition

Noteholder Litigation	The action pending in the Superior Court for the State of Delaware and captioned Wilmington Trust Company, et al. v. NRG Energy, Inc. and GenOn Energy, Inc., Case No. N16C-12-090 PRW CCLD.

Notes Offering Procedures	As defined in the Restructuring Support Agreement.

NRG	As defined in the Introduction.

NRG Litigation Claims

All Claims and Causes of Action made, or which could be made, on behalf of the Debtors and the Non-Debtor Subsidiaries against the NRG Parties, including all Claims and Causes of Action against the entities and individuals named as defendants in any complaint (as amended) filed in the Noteholder Litigation.

NRG Parties

NRG and any Person or Entity holding equity interests, whether directly or indirectly, in the foregoing Entity and all of the officers, directors, partners, employees, members, members of boards of managers, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, and representatives of each of the foregoing Person and Entity (whether current or former, in each case in his, her or its capacity as such). For the avoidance of doubt, the NRG Parties shall include each named defendant in the Noteholder Litigation other than GenOn.

NRG Settlement	The settlement, by and among the Ad Hoc Committee, NRG, GenOn, and GAG, to be implemented in connection with the Restructuring, the material terms of which are set forth in the Settlement Term Sheet.

NRG Settlement Payment	As defined in the Settlement Term Sheet.

Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim against any of the Debtors, other than a Revolving Credit Facility Claim.

Payment Agreement	That certain Payment Agreement, dated as of January 27, 2017, by and among GenMA and Natixis Funding Corp.

Payment Agreement Dispute	As defined in the Restructuring Support Agreement.

Pension Indemnity Agreement	As defined in the Settlement Term Sheet.

Term	Definition

Person

An individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

Petition Date	The date on which the Debtors commenced the Chapter 11 Cases.

Plan	As defined in the Introduction.

Plan Supplement	The compilation of documents and forms of documents, schedules, and exhibits to the Plan filed by the Debtors.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Pro Rata

The proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in that Class, or the proportion of the Claims or Interests in a particular Class and other Classes or payments entitled to share in the same recovery as such Claim or Interest under the Plan.

Professional

An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the confirmation date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

Professional Fee Claims

All Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

Professional Fee Escrow Account	An interest-bearing account in an amount equal to the total estimated amount of Professional Fee Claims and funded by the Debtors on the Effective Date.

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

Recapitalization Transaction

The receipt by stakeholders of the stock of Reorganized GenOn pursuant to a transaction in which certain Tax Attributes would, subject to limitations imposed by Section 382 of the Internal Revenue Code and reduction by Section 108 of the Internal Revenue Code and Section 1.1506-36 of the Treasury Regulations, vest in Reorganized GenOn.

Term	Definition

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Released Parties

Collectively, and in each case in its capacity as such: (a) the Consenting Noteholders; (b) the GenOn Notes Trustee; (c) the GAG Notes Trustee; (d) the GenOn Steering Committee; (e) the GAG Steering Committee; (f) the NRG Parties; (g) the Backstop Parties; and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (g), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equityholders, funds, portfolio companies, management companies, and (h) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (f), each solely in their capacity as such); provided, however, that any Holder of a Claim or Interest that objects to the Plan (and thereby opts out of the releases) shall not be a “Released Party.”

Releasing Parties

Collectively, and in each case in its capacity as such: (a) the Consenting Noteholders; (b) the GenOn Notes Trustee; (c) the GAG Notes Trustee; (d) the GenOn Steering Committee; (e) the GAG Steering Committee; (f) the NRG Parties; (g) the Backstop Parties; (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (h), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equityholders, funds, portfolio companies, management companies; (g) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (h), each solely in their capacity as such); (i) all Holders of Claims and Interests not described in the foregoing clauses (a) through (h); provided, however, that any other such Holder of a Claim or Interest that objects to the Plan (and thereby opts out of the releases) shall not be a “Releasing Party.”

Term	Definition

REMA	NRG REMA, LLC and its directly owned subsidiaries.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Reorganized GenOn	GenOn, as reorganized pursuant to and under the Plan or any successor thereto.

Reorganized GenOn Board	The board of directors of Reorganized GenOn on and after the Effective Date.

Required Consenting Noteholders

At any time, each of (i) Consenting Noteholders holding more than 50.0% by principal amount outstanding of the GenOn Notes Claims held by the Consenting Noteholders and (ii) Consenting Noteholders holding more than 50.0% by principal amount outstanding of the GAG Notes Claims held by the Consenting Noteholders.

Restructuring	As defined in the Introduction.

Restructuring Expenses

All reasonable and documented fees (including applicable transaction fees, financing fees, completion fees, and reasonable attorneys’ fees) and expenses of the GenOn Notes Trustee, the GAG Notes Trustee, and the Noteholder Advisors.

Restructuring Support Agreement	That certain Restructuring Support and Lock-Up Agreement, by and among the Debtors, and certain Holders of Claims and Interests, including all exhibits and schedules attached thereto.

Restructuring Term Sheet	As defined in the Introduction.

Restructuring Transactions

Those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors, the GenOn Steering Committee, and the GAG Steering Committee reasonably determine to be necessary to implement the Plan in a manner consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Settlement Term Sheet.

Revolving Credit Agreement	That certain intercompany Revolving Credit Agreement dated December 14, 2012, as amended, among NRG, GenOn, NRG Americas, Inc., and the guarantors thereto.

Revolving Credit Agreement Agent	NRG, in its capacity as administrative agent under the Revolving Credit Agreement, and any successor thereto.

Term	Definition

Revolving Credit Agreement Collateral Trustee	U.S. Bank National Association, in its capacity as collateral trustee under the Collateral Trust Agreement, and any successor thereto.

Revolving Credit Facility Claims	Any Claim derived from or based upon the Revolving Credit Agreement.

Rights Recipients	All Holders of Allowed GenOn Notes Claims and the Group A Backstop Parties.

SEC	The Securities and Exchange Commission.

Secured

When referring to a Claim: (a) secured by a lien on property in which any of the Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Securities Act	The Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

Security	A security as defined in section 2(a)(1) of the Securities Act.

State and Local Income Returns	As defined in the Settlement Term Sheet.

Services Agreement	That certain Services Agreement, dated as of December 20, 2012, by and among NRG and GenOn (as may be amended, modified, or supplemented from time to time in accordance with the terms thereof).

Services Credit	As defined in the Settlement Term Sheet.

Term	Definition

Settled Claims

Those certain Claims and Causes of Action to be settled in connection with the Restructuring in accordance with the Settlement Term Sheet, and to be released pursuant to the Plan, which Claims and Causes of Action shall include, without limitation, any and all Claims and Causes of Action, whether direct or derivative, related to, arising from, or asserted in: (a) the Services Agreement; (b) the Noteholder Litigation; (c) the Asset Sale Transactions; (d) the Development Projects; (e) breaches of fiduciary duty; (f) fraudulent transfers; (g) insider preferences; (h) the NRG Litigation Claims; and (i) alter ego claims or theories.

Settlement Term Sheet	The term sheet attached as Exhibit 2 to this Restructuring Term Sheet, which sets forth the material terms of the NRG Settlement.

Shared Services	Those certain corporate support services provided by NRG to GenOn pursuant to the Services Agreement.

Shared Services Fee

The annual “Fee,” as such term is defined in the Services Agreement, payable to NRG as consideration for the Shared Services provided by NRG pursuant to the Services Agreement, which upon the Petition Date shall be reduced to $84,000,000 on an annualized basis as set forth in the Restructuring Term Sheet.

Subscription Rights	The right of the Rights Recipients to participate Pro Rata in the New Secured Notes Offering.

Tax Attributes

Those certain net operating losses, credits, tax basis in assets, or other tax attributes of the Debtors and the non-Debtor subsidiaries (determined in accordance with applicable provisions of the Internal Revenue Code and associated Treasury Regulations).

Tax Matters Agreement

A tax matters agreement that shall govern the rights and obligations of each Party with respect to certain tax matters, including, among other things, provisions for inclusion of the income of GenOn and its subsidiaries on NRG’s consolidated federal and, to the extent applicable, state income tax returns for all periods through and including the Effective Date, and the payment by NRG of any taxes related thereto.

Term	Definition

Taxable Transaction

A disposition of some or all of the assets of the Debtors and the Non-Debtor Subsidiaries intended to be treated as a taxable disposition for U.S. federal income tax purposes, which transaction may be structured, for U.S. federal income tax purposes, as a sale of assets and/or a sale of the stock of certain of GenOn’s subsidiaries.

Transition Date

The date on which GenOn and its subsidiaries shall have fully transitioned to a stand-alone business enterprise unaffiliated with and not reliant upon NRG as set forth in, and in accordance with, the Transition Services Agreement.

Transition Services Agreement

That certain transition services agreement by and between GenOn and NRG to govern the provision of services by NRG to the Debtors or the Reorganized Debtors from the Agreement Effective Date through the Transition Date, which may extend past the Plan Effective Date, in accordance with the Settlement Term Sheet, the form of which shall be included in the Plan Supplement.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

Worthless Stock Deduction

A deduction with respect to NRG’s tax basis in the stock of GenOn Energy, Inc. or any of its subsidiaries claimed pursuant to Section 165 of the Internal Revenue Code and Section 1.1502-80(c) of the Treasury Regulations or any comparable provision of state or local law.

EXHIBIT 2

SETTLEMENT TERM SHEET

SETTLEMENT AGREEMENT TERM SHEET

This term sheet sets forth the terms of a potential settlement (the “Settlement”) among NRG Energy, Inc. (“NRG”), GenOn Energy, Inc. (“GenOn”), and certain holders of senior unsecured notes of GenOn Americas Generation LLC (“GAG”) and GenOn (the “Consenting Noteholders”), and certain of GenOn’s direct and indirect subsidiaries (collectively with GenOn, the “Debtors,” and together with NRG and the Consenting Noteholders, the “Parties” and each a “Party”).  Capitalized terms used but not defined herein shall have the meanings given in the Restructuring Support Agreement and Lock-Up Agreement among the Parties, dated as of the date hereof (together with any exhibits thereto, the “Restructuring Support Agreement”).

THE TERMS SET FORTH HEREIN ARE SUBJECT TO THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION BY THE PARTIES AND CONFIRMATION BY THE BANKRUPTCY COURT.  THIS TERM SHEET IS NEITHER: (I) AN OFFER, SOLICITATION OR COMMITMENT TO BUY OR SELL SECURITIES; NOR (II) A SOLICITATION OF VOTES FOR ANY POTENTIAL PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER, SOLICITATION, COMMITMENT OR SOLICITATION OF VOTES SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND THE PROVISIONS OF THE BANKRUPTCY CODE.

Implementation

The Parties shall negotiate and document a definitive Settlement Agreement and the other agreements provided for herein, consistent with the terms hereof, which shall be an exhibit to the Plan or included in the Plan Supplement. Subject to the terms of the Restructuring Support Agreement, the Parties will endeavor to obtain Bankruptcy Court approval of the Settlement Agreement.

NRG Settlement Payment

In consideration for the releases and other terms of the Settlement, on the Effective Date NRG shall make a cash payment to GenOn or such other payee(s) as agreed upon by the Debtors and the GenOn Steering Committee (the “NRG Settlement Payment”):

•                  in the aggregate amount of $243 million, if the Restructuring Support Agreement has been executed by Holders of 50.1% or greater of aggregate principal amount of GenOn Notes and Holders of 50.1% or greater of aggregate principal amount of GAG Notes; or

•                  in the aggregate amount of $261.3 million, if the Restructuring Support Agreement is executed by Holders of two-thirds (2/3) or greater of aggregate principal amount of GenOn Notes and two-thirds (2/3) or greater of aggregate principal amount of GAG Notes.

Pension Indemnification

On the Effective Date, NRG shall execute an indemnity agreement (the “Pension Indemnity Agreement”) indemnifying GenOn and any of its direct or indirect subsidiaries (collectively, the “GenOn Group”), Reorganized GenOn and its direct and indirect subsidiaries, and the Consenting Noteholders from and against claims (as defined in section 101(5) of the Bankruptcy Code) related to benefits accrued as of the Effective Date with respect to the NRG Pension Plan, NRG Pension Plan for Bargained Employees, any other pension plan subject to Title IV of ERISA or the minimum funding standards of section 302 of ERISA or section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), any other pension plan that is a “multiemployer plan” within the meaning of section 3(37) of ERISA, and any defined benefit supplemental executive retirement plan for which NRG otherwise has liability, in each case, that is sponsored, maintained, contributed to, or required to be contributed to, by NRG and its subsidiaries and affiliates, including the GenOn Group, or under which there may be obligations with respect to current or former employees of NRG and its subsidiaries and affiliates, including the GenOn Group (the “Pension Plans”). NRG shall pay near-term cash obligations due in 2017 (expected to be approximately $13.2 million) related to the Pension Plans on behalf of the GenOn Group; provided, that if GenOn has paid such amounts, NRG will reimburse GenOn for such payments on the Effective Date.

From and after the Effective Date, employees of the GenOn Group shall no longer accrue benefits under the Pension Plans or any other benefit plans sponsored, maintained or contributed to by NRG and its subsidiaries and affiliates, which shall remain at NRG.

The GenOn Group shall assume all of its collective bargaining agreements and shall establish separate benefit plans for current employees to the extent required by the collective bargaining agreements, which plans will provide benefits accrued after the Effective Date, subject to advance consent by the unions to contract modifications necessary to take into account that the existing pension and health and welfare plans are remaining at NRG. For the avoidance of doubt, on and after the Effective Date, there shall be no multiple-employer pension plan between NRG and the GenOn Group.

Nothing in this term sheet or the Pension Indemnity Agreement shall be deemed or construed as an admission, acknowledgement or determination by any party that any Consenting Noteholder is a member of a “controlled group” (as defined in section 414 of the Code) with respect to the Pension Plans, or any other pension, welfare or other benefit plan of NRG, the GenOn Group or Reorganized GenOn and their subsidiaries and affiliates.

Services Credit

On and after the Effective Date, GenOn shall be entitled to a one-time credit equal to 4% of the aggregate principal amount of the new senior secured first lien notes due 2022 (the “New Notes”) plus accrued interest thereon from the date of entry into the escrow agreement entered into in connection with the New Notes (the “Services Credit”). The Services Credit shall be applied against GenOn’s payment obligations (but not those of GenMA or REMA) under the Services Agreement (and the services described therein, the “Shared Services”), in whole or in increments, as and when such amounts become due, until such time as the Services Credit has been fully applied.

To the extent GenOn has paid for Shared Services during the Chapter 11 Cases and the Services Credit has been earned but not been exhausted or applied in full, NRG, shall, upon request by GenOn, promptly reimburse such payments in cash up to the amount of any unused Services Credit.

Services Agreement

From and after the Petition Date through the Effective Date, NRG shall continue providing the Shared Services in accordance with the Services Agreement and otherwise consistent with prior service levels and past ordinary course practices, subject to the following terms and conditions:

•                  On the Agreement Effective Date, the Shared Services Fee shall be reduced to $84,000,000 on an annualized basis, prorated and paid on a monthly basis; provided that GenOn shall be entitled to use the Services Credit (once earned) until such credit has been exhausted or applied in full; provided further that any amounts remaining under the Services Credit on the Effective Date may be applied to any post-Effective Date Shared Services Fees or other transition services fees payable as set forth herein;

•                  To the extent GenOn has paid for Shared Services during the Chapter 11 Cases and the Services Credit has been earned but not exhausted or applied in full, NRG shall, upon request by GenOn, promptly reimburse such payments in cash up to the amount of any unused Services Credit;

Subject to the occurrence of the Effective Date:

•                  For two months after the Effective Date, NRG shall continue providing the Shared Services unless otherwise determined by Reorganized GenOn, and Reorganized GenOn shall have no obligation to pay, and NRG shall not earn, any Shared Services Fees during such period; and

•                  Thereafter, Reorganized GenOn shall have the option, in its sole discretion, to extend the provision of Shared Services by NRG for an additional two months, in one-month increments, in exchange for payment of the prorated portion of the Shared Services Fee, and may further extend for such additional periods thereafter, as needed, subject to negotiation and further agreement by NRG and Reorganized GenOn.

Cooperation Agreement

As soon as reasonably practicable after the Agreement Effective Date, NRG, the Debtors, and the GenOn Steering Committee shall enter into a cooperation agreement (the “Cooperation Agreement”) to be in effect during the Chapter 11 Cases and after the Effective Date, pursuant to which, among other things, the parties thereto shall agree that: (i) the Consenting Noteholders, NRG, and the Debtors will cooperate in good faith to maximize the value of facilities owned by the GenOn Group at which NRG has begun development of projects and the related facilities owned by NRG, including (a) the Canal facility in Sandwich, Massachusetts, and (b) the Mandalay facility in Oxnard, California; and (ii) NRG will provide “make-whole payments” to compensate the owners of Canal Units 1 and 2 from certain economic losses suffered as a result of the development of Canal Unit 3, to the extent provided in the Shared Facilities Agreement by and between NRG Canal 3 Development LLC and NRG Canal LLC, dated as of December 16, 2016 (the “Shared Facilities Agreement”), and represent in the Settlement Agreement that the Shared Facilities Agreement prevents or fully mitigates any material adverse economic impact on Canal Units 1 or 2 as a result of the completion and operation of Canal Unit 3; provided, however, if such representation cannot be made as of the contemplated Effective Date, including in light of any amendments made to the Shared Facilities Agreement on or before such date, then either (i) NRG shall have the opportunity to cure such default within five (5) business days, or (ii) the Consenting Noteholders shall be entitled to terminate the Restructuring Support Agreement.

Exit Structure

The Plan will provide for an exit structure that is determined by the GenOn Steering Committee, in its sole discretion (in consultation with the Debtors and NRG) at any time prior to the Effective Date, which exit structure may include (alone or in combination), without limitation: (a) a Taxable Transaction (or Taxable Transactions), including pre-emergence dispositions by GenOn and/or its subsidiaries of certain or all of its (and/or their) assets to one or more GenOn Acquiring Entities or to third parties; (b) reallocation of assets and/or the Tax Attributes within the GenOn group (including in connection with the reorganizations of the GenOn group entities); (c) a Recapitalization Transaction; or (d) some transaction not described in clauses (a) — (c)  as determined by GenOn Steering Committee and, in the case of clauses (a) — (d), which is acceptable to NRG in good faith (the “Exit Structure”); provided, that the GenOn Steering Committee shall use reasonable efforts to make such determination as soon as reasonably practicable and in sufficient time to avoid delaying the Effective Date.

From and after the Petition Date, NRG will reasonably cooperate with GenOn and the GenOn Steering Committee in the evaluation, planning and execution of the Exit Structure, and the Plan shall so provide. Such cooperation shall include assisting GenOn and the GenOn Steering Committee in determining the tax consequences of any potential Exit Transaction (including the effect of the Worthless Stock Deduction) based on reasonable facts and assumptions and various business scenarios as determined in good faith by GenOn Steering Committee with the assistance of GenOn and NRG (e.g., time of a potential asset sale or value of an asset or expected operating profit with respect to GenOn’s and its subsidiaries’ business and facilities). NRG and its affiliates shall take all reasonable actions (and permit and assist GenOn and its subsidiaries in taking any reasonable actions) requested by the GenOn Steering Committee to implement and effectuate any Exit Transaction in a manner that minimizes any adverse tax consequences to Reorganized GenOn, its affiliates (and successors and owners) or any GenOn Acquiring Entity (including any potential adverse tax consequences of claiming the Worthless Stock Deduction), and the Plan shall so provide. Such actions shall include (x) reallocation of assets and/or the Tax Attributes within the GenOn group (including in connection with the reorganizations of the GenOn group entities) at NRG’s expense and (y) the consideration of any elections available under applicable law. The Parties will use reasonable best efforts to enable the determination of such Exit Structure within sixty (60) days of the Petition Date.

If, notwithstanding such actions, the Worthless Stock Deduction may reasonably be expected to result in a net increase in the tax liability of Reorganized GenOn under realistic assumptions regarding the operation of, or asset sales by, Reorganized GenOn in the future, NRG (in good faith consultation with GenOn and the GenOn Steering Committee) will make a proposal to address such adverse impact.

Tax Matters

As a condition to execution of the Restructuring Support Agreement, NRG shall: (a) represent that it has not claimed a Worthless Stock Deduction; (b) agree not to (i) claim a Worthless Stock Deduction (or take any action in furtherance of claiming such Worthless Stock Deduction) for any tax year prior to the tax year in which the Effective Date occurs, or (ii) take any other action outside the ordinary course of business that could reasonably be expected to negatively affect the Tax Attributes, in each case, other than to the extent permitted or required by the Plan; and (c) promptly provide written confirmation with appropriate supporting information indicating that NRG is not at any material risk of undergoing an “ownership change” under Section 382 of the Code prior to the Effective Date. The representations and agreements in this paragraph shall be enforceable by specific performance and shall survive the termination of the Restructuring Support Agreement.

The Plan will: (a) provide for the vesting of all Tax Attributes in Reorganized GenOn on the Effective Date to the maximum extent permitted by applicable law; (b) permit the Debtors and Non-Debtor Subsidiaries to take any actions necessary to preserve such Tax Attributes; and (c) permanently enjoin NRG from taking any actions inconsistent with the Restructuring Term Sheet.

Notwithstanding the foregoing, the Plan shall permit NRG to take a Worthless Stock Deduction in the tax year of the Effective Date, provided that the Plan shall also provide for the implementation of the Exit Structure in such a manner that the Worthless Stock Deduction will not reasonably be expected to materially adversely impact the pro forma tax liabilities of Reorganized GenOn, its subsidiaries, or any GenOn Acquiring Entity, under realistic assumptions regarding the operation of, or asset sales by, such entities in the future.

Reorganized GenOn and NRG shall execute a Tax Matters Agreement that shall provide, among other things, that:

•                  NRG will, subject to Reorganized GenOn’s review, timely prepare the US federal income tax returns reflecting GenOn’s membership in NRG’s consolidated tax group as well as any and all state and local income or franchise tax returns that include GenOn or any of its subsidiaries that utilize federal taxable income as the basis for calculation of tax due (the “State and Local Income Returns”) for any tax period ending on or before the Effective Date;

•                  NRG will timely pay and indemnify and hold harmless Reorganized GenOn with respect to any US federal, state, and local income tax liability of any consolidated, combined or unitary Tax group of which GenOn was a member at any time prior to the Effective Date as well as any tax liability for which GenOn or any of its subsidiaries may be liable with respect to a State and Local Income Return not otherwise described in this clause (ii) for any tax period ending on or before the Effective Date (excluding any such liability attributable to the NRG Settlement Payment);

•                  GenOn and its subsidiaries will remain solely responsible for all other taxes imposed on or in respect of their assets or operations (including, without limitation, sales/use, property, payroll, gross receipts, capital, franchise (not in the nature of income), occupation and similar taxes); and

•                  in the event of any Taxable Transaction, Reorganized GenOn shall have the sole and exclusive right to reasonably determine any associated purchase price allocation, and Reorganized GenOn and NRG (and their respective affiliates and subsidiaries) shall be obligated to abide by such allocation in the absence of a final decision by the Tax Court, the Court of Claims, or a District Court, with all contests to be controlled by Reorganized GenOn; provided, that Reorganized GenOn shall provide such purchase price allocation to NRG within a commercially reasonable period of time following the Effective Date and, to the extent NRG disagrees with any material aspect of such purchase price allocation, Reorganized GenOn and NRG shall negotiate in good faith to resolve such disagreement; provided, further, that in the event such disagreement cannot be resolved, any dispute shall be conclusively resolved by a mutually-agreed nationally recognized accounting firm.

Revolving Credit Facility Claims

On the Effective Date, NRG shall be entitled to setoff against the amount of the NRG Settlement Payment any claims for outstanding cash borrowings or other amounts owed to NRG under the Revolving Credit Agreement, which claims shall be deemed allowed by the Bankruptcy Court. Notwithstanding the foregoing, no setoff will be allowed for undrawn letters of credit issued under the Revolving Credit Agreement to the extent that GenOn has posted back-to-back or replacement letters of credit for letters of credit outstanding under the Revolving Credit Agreement.

Releases

The releases set forth in the Settlement Agreement (the “Release Provisions”) shall provide: on the Effective Date, the Released Parties shall be released, exculpated and discharged for any and all claims, causes of action and liabilities, whether known or unknown, direct or derivative, liquidated or unliquidated, contingent or matured, relating in any way to (i) the Settled Claims, (ii) the Restructuring or the Restructuring Transactions, or (iii) the Chapter 11 Cases, arising from the beginning of time through the Effective Date.

The Release Provisions shall be binding on the Debtors’ estates. For the avoidance of doubt, the release of the NRG Parties shall not include any claims or causes of action (i) arising under the Settlement Agreement and associated documents, including the Cooperation Agreement, the Pension Indemnity Agreement, the amended Services Agreement from and after the Effective Date, and the Transition Services Agreement, (ii) based on acts or omissions from and after the Effective Date, (iii) the Tax Matters Agreement, or (iv) ordinary course intercompany claims for amounts due to GenOn or NRG, including for sales of power and generation capacity.

REMA / GenMA

Subject to the terms and conditions of the Restructuring Support Agreement, NRG shall represent that: (a) it has not received any transfers, payments or dividends, whether directly or indirectly, from or on account of GenMA or its subsidiaries at any time from or after January 1, 2014, other than amounts paid pursuant to the Services Agreement or for other services provided by NRG or its affiliates in the ordinary course; and (b) it (i) has complied, and has caused its direct and indirect subsidiaries to comply, in all material respects with the documents governing the GenMA leveraged lease transactions, including the Participation Agreements, Facility Lease Agreements, and Trust Indenture Agreements, each as defined in the Leveraged Lease Disputes, together with any other documents related to the Leveraged Lease Disputes, and (ii) has calculated accurately and has complied with the fixed charge coverage ratios and other financial metrics governing restricted payments under the documents referred to in (i) above, in the case of both (i) and (ii) from and after December 14, 2012; provided, that the foregoing representations and warranties shall not apply to the Payment Agreement Dispute.

On the Effective Date, either: (i) GenMA and REMA shall have provided releases to the NRG Parties, consistent with the Release Provisions, in form and substance reasonably satisfactory to NRG; or (ii) Reorganized GenOn shall indemnify the NRG Parties for any claims or causes of action that are the subject of the Release Provisions ever asserted against any of the NRG Parties by REMA, GenMA or any of their respective creditors, solely with respect to claims of the nature released by the GenOn estates described under “Releases” above.

Noteholder Litigation

On the Agreement Effective Date, the Consenting Noteholders, GenOn, and the NRG Parties shall promptly cause the Noteholder Litigation to be stayed or otherwise held in abeyance until the date on which the Restructuring Support Agreement is terminated. Within 14 days following the occurrence of the Effective Date, the Consenting Noteholders, GenOn, and the NRG Parties shall cause the Noteholder Litigation to be dismissed with prejudice, with each party to bear its own costs. Subject to the terms of the Restructuring Support Agreement, the Consenting Noteholders shall take all steps reasonably necessary to direct the GAG Notes Trustee and the GenOn Notes Trustee, as applicable, to comply with and consent to the terms hereof and of each of the other Restructuring Documents, consistent with the Restructuring Support Agreement. Such stay shall be subject to a tolling agreement which shall suspend all deadlines and statutes of limitation with respect to all claims that have been or could be asserted against the NRG Parties or GenOn, and such tolling shall be effective during the period that the Restructuring Support Agreement is effective.

Consent to Jurisdiction

NRG shall consent to the jurisdiction of the Bankruptcy Court (both prior to and following the Effective Date) with respect to any disputes relating to the Settlement Agreement, the Services Agreement, the Transition Services Agreement, and any other matters pertaining to the separation of the Debtors from NRG.

*              *              *              *              *

EXHIBIT 3

BACKSTOP FINANCING TERM SHEET

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES, A SOLICITATION OF OFFERS TO PURCHASE SECURITIES, OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.   ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

Term Sheet(6)

Issuer:	GenOn Energy, Inc., as reorganized pursuant to the Plan, as defined in the Restructuring Support Agreement (the “Issuer”).

Trustee:	To be determined.

Principal Amount of Notes:

The Issuer will issue to the Backstop Parties an aggregate principal amount of (a) $900,000,000 of notes on the terms and conditions set forth herein (the “Notes”); provided that the aggregate principal amount of Notes issued will be reduced on a dollar-for-dollar basis by the amount of any non-ordinary course asset sales or casualty events by the Issuer and its subsidiaries after the date hereof net of any investment banking fees or other sales commissions with respect to such asset sales or casualty events; provided, further, that the aggregate principal amount of the Notes issued may be decreased as agreed by the Issuer and the Group B Backstop Parties less (b) the principal amount of Notes purchased by the Rights Recipients.

Interest Rate:

The Notes will bear interest at a fixed rate equal to (x) LIBOR plus (y) a margin of 10.00%, which shall be increased (but never decreased) by an amount (not less than zero) equal to the increase in the BofA Merrill Lynch US High Yield Option-Adjusted Spread (https://fred.stlouisfed.org/series/BAMLH0A0HYM2) from the date of the Commitment Letter to the date of issuance; provided that if such increase exceeds 300 bps on the date of issuance, the margin shall be 13.00%. Interest shall be payable semi-annually in cash.

Final Maturity:	The Notes will mature on the fifth anniversary of the date of issuance.

(6)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached.

Purpose:	To refinance existing indebtedness, pay distributions under the Plan (as defined in the Restructuring Support Agreement) and pay fees and expenses in connection therewith.

Priority:

The liens securing the obligations of the Issuer and the Guarantors under the Notes will be senior to all liens other than the liens securing the Issuer’s senior secured revolving credit facility and certain customary or agreed-upon permitted liens. The trustee will enter into a customary intercreditor agreement with the agent under the Issuer’s senior secured revolving credit facility in form and substance reasonably satisfactory to the Backstop Parties providing that the liens securing the obligations under the Notes will be junior in priority to the liens securing the obligations under the senior secured revolving credit facility of the Issuer.

Guarantors:

All obligations of the Issuer under the Notes will be unconditionally guaranteed, jointly and severally, by each wholly-owned material subsidiary of the Issuer (the “Guarantors”) except (i) to the extent such subsidiary is prohibited or restricted by applicable law or other contractual restriction (including any such project finance subsidiaries so prohibited or restricted) or (ii) if the provision of such guarantee would result in a material adverse tax consequence to such subsidiary, the Issuer or any other subsidiary of the Issuer. Releases of guarantees will be subject to customary protections.

Security:

The obligations of the Issuer and each Guarantor will be secured by a security interest in substantially all of the present and after-acquired assets of the Issuer and each Guarantor, including, without limitation, (i) a perfected pledge of all of the capital stock of each subsidiary of the Issuer and each Guarantor, including a pledge of the capital stock of GenOn Mid-Atlantic, LLC (“GenMa”) and NRG REMA LLC (“REMA”), subject to a cap of 65% of the voting stock of foreign subsidiaries and (ii) perfected security interests in, and mortgages on, substantially all other tangible and intangible assets of the Issuer and each Guarantor (including, without limitation, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing), subject to customary exceptions for facilities of this type, including (i) leases, licenses, contracts or agreements which are nonassignable by their terms or under applicable law (subject to certain exceptions); (ii) “intent-to-use” trademarks to the extent a grant of a security interest therein would result in the unenforceability of such trademark; (iii) capital stock in certain subsidiaries, including unrestricted subsidiaries or where such pledge is prohibited by applicable agreements binding on non-wholly-owned subsidiaries; (iv) deposit accounts used primarily for payment of salaries, wages and similar expenses, tax accounts, escrow, fiduciary or trust accounts and accounts with deposits of cash collateral solely for the benefit of third parties; (v) certain property subject to a Lien in respect of purchase money or capitalized lease obligations; (vi) certain accounts pledged to or deposited with the Issuer or a Guarantor as cash collateral posted or deposited by a contract counterparty; and (vii) other exclusions as mutually agreed.

In addition, the Issuer and the Guarantors will not be required to (a) perfect any security interest in vehicles subject to certificate of title statutes, (b) grant or perfect any security interests under any law other than the laws of the United States, any State thereof or the District of Columbia, or (c) perfect any security interest in certain de minimis deposit accounts.

Optional Redemption:	The Issuer may at its option redeem the Notes, in whole or in part, at the redemption prices set forth below:

	Year	Percentage
	Date of Issuance until the Second Anniversary of the Date of Issuance	105.000%
	Second Anniversary of the Date of Issuance until the Third Anniversary of the Date of Issuance	103.000%
	Third Anniversary of the Date of Issuance until the Fourth Anniversary of the Date of Issuance	101.000%
	Fourth Anniversary of the Date of Issuance until the Fifth Anniversary of the Date of Issuance	100.000%

	The Issuer or any of its affiliates may at any time and from time to time acquire Notes in open market purchases.

Representations and Warranties:	The purchase agreement for the Notes will contain usual and customary representations and warranties for a 144A-for-life high yield financing.

Financial Covenants:	None.

Affirmative Covenants:	Affirmative covenants will include reporting, payment of taxes, compliance with laws and other affirmative covenants that are usual and customary for a 144A-for-life high yield financing.

Negative Covenants:

Negative covenants will include limitations on restricted payments, dividend and payment restrictions affecting subsidiaries, indebtedness, asset sales, transactions with affiliates, liens, guarantees and mergers and consolidations and other negative covenants that are usual and customary for a 144A-for-life high yield financing.

Financial Reporting:

The Issuer shall deliver, irrespective of whether or not its securities are registered with the Securities Exchange Commission, (i) consolidated annual financial reports containing substantially all of the information which would be required in a 10-K and a report on such annual financial statements by the Issuer’s independent registered public accounting firm (it being understood that any audit opinion shall not be subject to qualification as to the scope of such opinion or contain a “going concern” statement) and (ii) consolidated quarterly financial reports containing substantially all of the information which would be required in a 10-Q, in each case prepared in accordance with GAAP, subject, in the case of clauses (i) and (ii), to exceptions that are usual and customary for a 144A-for-life high yield financing. The Issuer shall also deliver customary compliance certificates, notices of certain material events and reporting with respect to the collateral.

Indebtedness Covenant:

The Issuer and its restricted subsidiaries will be prohibited from incurring any debt with customary exceptions for a 144A-for-life high yield financing, including, without limitation, (i) indebtedness incurred under the Issuer’s senior secured revolving credit facility (which revolving credit facility will be senior in respect of lien priority to the Notes) in an aggregate principal amount not to exceed $400.0 million at any time outstanding, (ii) hedging obligations with respect to non-speculative commodities hedges incurred in the ordinary course of business and in compliance with the New Risk Management Policy, (iii) unsecured indebtedness so long as, on a pro forma basis after giving effect to such indebtedness, the Issuer’s Fixed Charge Coverage Ratio (as defined below) would be no less than 2.00:1.00, (iv) non-recourse indebtedness incurred by project finance subsidiaries and (v) any indebtedness that is contractually subordinated in right of payment to the Notes.

Restricted Payments Covenant:

The Issuer and its restricted subsidiaries will be prohibited from making any “restricted payments” (including dividends, investments and voluntary prepayments of junior lien or subordinated indebtedness) except pursuant to customary exceptions for a 144A-for-life high yield financing, including, without limitation, (i) from a cumulative “builder” basket to equal the sum of 50% of Free Cash Flow of the Issuer (plus 100% of any Declined Free Cash Flow) since the beginning of the fiscal quarter in which the Notes are issued, (ii) a general basket equal to an amount to be agreed and (iii) a basket equal to the amount of unrestricted cash on hand of the Issuer and its subsidiaries on the Plan Effective Date (as defined in the Restructuring Support Agreement) in excess of $110 million; provided, that in the case of clauses (i) and (ii) above, any such restricted payment shall be subject to (x) a Fixed Charge Coverage Ratio (as defined below) of at least 2.00:1.00 and (y) a total net leverage ratio of no greater than a level to be agreed.

“Free Cash Flow” shall be defined in a manner customary for facilities of this type and will include the net income of the Issuer and its restricted subsidiaries reduced by, among other items, cash taxes and capital expenditures.

“Declined Free Cash Flow” shall mean any amounts offered to the holders of the Notes pursuant to a Free Cash Flow Offer which are not used to repurchase the Notes.

“Free Cash Flow Offer” shall mean an offer at the option of the Issuer to repurchase the Notes at a price equal to par plus any accrued and unpaid interest as of the date of such redemption with up to 50% of the Free Cash Flow.

“Fixed Charge Coverage Ratio” shall mean the ratio of (i) fixed charges to (ii) EBITDA.

“EBITDA” shall be defined in a manner customary for facilities of this type and shall include, without limitation, restructuring costs and any dividends or other distributions from REMA and GenMa, in each case to the extent that such subsidiaries are not Guarantors.

Asset Sales:

Subject to customary reinvestment rights, the Issuer shall be required to make an offer to repurchase the Notes at a price equal to par plus any accrued and unpaid interest to the date of such redemption with the net cash proceeds (for the avoidance of doubt, after deducting any expected cash tax liability related to such sale, subject to customary limitations) received from asset sales and other dispositions (in excess of an amount to be agreed) by the Issuer and its restricted subsidiaries (subject to customary exceptions); provided that the amount of such offer to repurchase the Notes shall be reduced by any amount applied by the Issuer to make payments under the Issuer’s senior secured revolving credit facility so long as such payments are accompanied by a corresponding permanent reduction in commitments thereunder. Such offer will be made promptly after the receipt of such net cash proceeds. The percentage of such net cash proceeds to be included in such offer to repurchase the

	Notes shall be determined based on the Issuer’s pro forma leverage ratio, as set forth below:

	Leverage Ratio	Percentage
	<3.75x	0.000%
	>3.75x but <4.25x	25.000%
	>4.25x but <4.75x	50.000%
	>4.75x	100.000%

Change of Control Offer:

Upon the occurrence of any transaction which results in a “change of control”, the Issuer shall be required to make an offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes to be redeemed plus any accrued and unpaid interest to the date of such redemption.

Events of Default:	Usual and customary for a 144A-for-life high yield financing.

Voting:	Amendments and waivers under the Notes will be governed by amendment provisions customary for a 144A-for-life high yield financing.

Expense Reimbursement:

The Debtors shall reimburse the Backstop Parties for all reasonable and documented out-of-pocket fees and expenses incurred by the Backstop Parties in connection with the issuance of the Notes, limited, in the case of legal fees and expenses, to the charges of one counsel to the Backstop Parties, taken as a whole, and one counsel to the Group A Backstop Parties, taken as a whole, and, if necessary, of one local counsel and one regulatory counsel to the Backstop Parties, taken as a whole, with respect to legal due diligence, negotiation, preparation and review of definitive documentation, and attention to proceedings in the Chapter 11 Cases with respect to the New Secured Notes Offering. Such fees and expenses shall be paid by the Issuer upon the earlier of (x) the issuance of the Notes and (y) the termination of the Commitment Letter.

Governing Law:	The laws of the State of New York.

Registration Rights:	None; 144A for life.

Annex A to Term Sheet(7)

Conditions to the Obligations of the Backstop Parties

The funding of the Commitments of the Backstop Parties shall be subject to the following conditions precedent:

1.              The Restructuring Support Agreement shall not have been terminated prior to the Plan Effective Date and shall be in full force and effect (other than as a result of the Plan Effective Date) and the Debtors shall not have committed a material breach of their obligations thereunder, which material breach remains uncured and outstanding.

2.              The Bankruptcy Court shall have entered the Backstop Approval Order in form and substance reasonably satisfactory to the Backstop Parties.

3.              The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably satisfactory to the Backstop Parties.

4.              The Bankruptcy Court shall have entered the Settlement Order in form and substance reasonably satisfactory to the Backstop Parties.

5.              The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Backstop Parties.

6.              The Commitment Approval Order, the Disclosure Statement Order, the Settlement Order or the Confirmation Approval Order shall not have been terminated, reversed, stayed, dismissed, vacated or reconsidered, and no such order shall have been modified or amended in a manner adverse to the Backstop Parties after entry without the prior written consent of the Requisite Backstop Parties.

7.              The Plan Effective Date shall have occurred, or shall be deemed to occur concurrently with the issuance of the Notes, as applicable, in accordance with the terms and conditions set forth in the Plan and the Confirmation Order.

8.              The Issuer shall have paid the Backstop Fee and shall have paid, or substantially concurrently with the issuance of the Notes will pay, all other fees and expenses of the Backstop Parties required to be paid pursuant to the Commitment Letter and the Term Sheet.

9.              All governmental and regulatory approvals or authorizations necessary for the New Secured Notes Offering shall have been obtained and any required governmental and regulatory filings shall have been made, to the extent the failure to obtain such approvals or authorizations or to make such governmental and regulatory filings would reasonably be expected to result in a material adverse effect on the Issuer and its subsidiaries (taken as a whole) or on the New Secured Notes Offering, and no law or order shall have become effective or been enacted, adopted or issued by any governmental authority that prohibits the implementation of the Plan or the transactions contemplated by the Commitment Letter or the Restructuring Support Agreement.

(7)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter or the Term Sheet to which this Annex A to Term Sheet is attached.

10.       The representations of the Debtors set forth in the definitive documentation with respect to the Notes (including the purchase agreement with respect to the initial issuance of the Notes) shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date of the issuance of the Notes after giving pro forma effect to the issuance.

11.       All documents and instruments required to create and perfect the trustee’s security interests in the collateral shall have been executed and delivered and, if applicable, be in proper form for filing; it being understood that, to the extent any collateral (other than to the extent that a lien on such collateral may be perfected (i) by the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant States) of the applicable jurisdiction of organization or (ii) by the delivery of stock certificates representing the equity interests) is not or cannot be perfected on the date of the issuance of the Notes after the Issuer’s use of commercially reasonable efforts to do so, the perfection of such security interests shall not constitute a condition precedent to the issuance of the Notes and the failure to so create and perfect such liens on or prior to the issuance of the Notes shall not constitute a default with respect to the definitive documentation with respect to the Notes, but shall be required to be perfected within a time period to be agreed after the issuance of the Notes.

12.       No default would exist under the definitive documentation with respect to the Notes after giving effect to the issuance of the Notes.

13.       From the date of this Commitment Letter, there shall not have occurred any event or circumstance (in each case, other than the filing of the Chapter 11 Cases and the existence or prosecution thereof), which, individually or in the aggregate would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of GenOn and its subsidiaries (taken as a whole).

14.       The Backstop Parties shall have received the following: (i) the executed purchase agreement and definitive documentation with respect to the issuance of the Notes (which shall be consistent with the Term Sheet and otherwise as may be mutually agreed), (ii) customary legal opinions, (iii) customary evidence of authority, (iv) customary officer’s certificates, (v) good standing certificates, (vi) a solvency certificate from the chief financial officer of the Issuer after giving pro forma effect to the issuance of the Notes and (vii) all documentation and other information about the Issuer and the Guarantors required under applicable “know-your-customer” and anti-money laundering rules.

15.       The Notes shall have been offered to the Rights Recipients on the terms set forth in the Notes Offering Procedures.

EXHIBIT 4

SUBSIDIARIES PARTY TO RESTRUCTURING

GenOn Americas Generation, LLC	GenOn Americas Procurement, Inc.
GenOn Asset Management, LLC	GenOn Capital Inc.
GenOn Energy Holdings, Inc.	GenOn Energy Management, LLC
GenOn Energy Services, LLC	GenOn Energy, Inc.
GenOn Fund 2001 LLC	GenOn Mid-Atlantic Development, LLC
GenOn Power Operating Services MidWest, Inc.	GenOn Special Procurement, Inc.
Hudson Valley Gas Corporation	Mirant Asia-Pacific Ventures, LLC
Mirant Intellectual Asset Management and Marketing LLC	Mirant International Investments, Inc.
Mirant New York Services, LLC	Mirant Power Purchase, LLC
Mirant Wrightsville Investments, Inc.	Mirant Wrightsville Management, Inc.
MNA Finance Corp.	NRG Americas, Inc.
NRG Bowline LLC	NRG California North LLC
NRG California South GP LLC	NRG California South LP
NRG Canal LLC	NRG Delta LLC
NRG Florida GP LLC	NRG Florida LP
NRG Lovett Development I LLC	NRG Lovett LLC
NRG New York LLC	NRG North America LLC
NRG Northeast Generation, Inc.	NRG Northeast Holdings, Inc.
NRG Potrero LLC	NRG Power Generation Assets LLC
NRG Power Generation LLC	NRG Power Midwest GP LLC
NRG Power Midwest LP	NRG Sabine (Delaware), Inc.
NRG Sabine (Texas), Inc.	NRG San Gabriel Power Generation LLC
NRG Tank Farm LLC	NRG Wholesale Generation GP LLC
NRG Wholesale Generation LP	NRG Willow Pass LLC
Orion Power New York GP, Inc.	Orion Power New York LP, LLC

Orion Power New York, L.P.	RRI Energy Broadband, Inc.
RRI Energy Channelview (Delaware) LLC	RRI Energy Channelview (Texas) LLC
RRI Energy Channelview LP	RRI Energy Communications, Inc.
RRI Energy Services Channelview LLC	RRI Energy Services Desert Basin, LLC
RRI Energy Services, LLC	RRI Energy Solutions East, LLC
RRI Energy Trading Exchange, Inc.	RRI Energy Ventures, Inc.

EXHIBIT B to
the Restructuring Support and Lock-Up Agreement

Form of Transfer Agreement

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support and Lock-Up Agreement, dated as of            (the “Agreement”),(1) by and among GenOn Energy, Inc., GenOn Americas Generation LLC, and their affiliates and subsidiaries bound thereto, NRG, and the Consenting Noteholders, including the transferor to the Transferee of any GenOn Notes Claims and/or GAG Notes Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder,” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:                      , 2017

Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts of Trade Date Positions as of the Date Executed Beneficially Owned or Managed on Account of:

	Transferred Notes		Total Owned or Managed Notes
GenOn Notes Claims (if any)	$	[ ]	$	[ ]
GAG Notes Claims (if any)	$	[ ]	$	[ ]

(1)                                 Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.